                                                                    EXHIBIT 10.2

                          AGREEMENT AND PLAN OF MERGER

                                  BY AND AMONG

                         CHROMOS MOLECULAR SYSTEMS INC.

                                       and

                                  CHROMOS, INC.

                                       and

                                 CELLEXSYS, INC.

                                       and

                     CERTAIN SHAREHOLDERS OF CELLEXSYS, INC.

                            dated as of June 21, 2004




                                TABLE OF CONTENTS

                                                                                                                   PAGE
1.                 DEFINITIONS...............................................................................        1

2.                 THE MERGER................................................................................       10

        2.1        The Merger ...............................................................................       10
        2.2        The Closing...............................................................................       10
        2.3        Effective Date and Time...................................................................       11
        2.4        Articles of Incorporation of the Surviving Corporation....................................       11
        2.5        Bylaws of the Surviving Corporation.......................................................       11
        2.6        Directors and Officers....................................................................       11
        2.7        Merger Consideration; Conversion of Shares................................................       11
                   (a)          Cancellation of Company Shares...............................................       11
                   (b)          Consideration................................................................       11
                   (c)          Payment of Merger Consideration..............................................       12
                   (d)          Closing of Transfer Books; Surrender of Certificates.........................       13
                   (e)          Deliveries at the Closing....................................................       13
                   (f)          Minimum Net Asset Adjustment.................................................       14
                   (g)          The Deposit..................................................................       16
                   (h)          Outstanding Merger Sub Shares to be Converted................................       16
                   (i)          Outstanding Options to Purchase Company Shares...............................       16
                   (j)          Shareholders' Rights under Washington Law....................................       16
                   (k)          No Dividends.................................................................       16
                   (l)          No Fractional Shares.........................................................       17
        2.8        Shareholder Representative................................................................       17

3.                 REPRESENTATIONS AND WARRANTIES OF THE COMPANY AND THE PRINCIPAL SHAREHOLDERS..............       17
                   (a)          Organization of the Company..................................................       17
                   (b)          Charter Documents; Records...................................................       18
                   (c)          Authorization of Transaction.................................................       18
                   (d)          Noncontravention.............................................................       18
                   (e)          Brokers' Fees................................................................       19
                   (f)          Title to Assets..............................................................       19
                   (g)          Capitalization; Company Shares...............................................       19
                   (h)          Financial Statements.........................................................       20
                   (i)          Events Subsequent to December 31, 2003.......................................       21
                   (j)          Undisclosed Liabilities......................................................       22
                   (k)          Legal Compliance.............................................................       23
                   (l)          Clinical Trials..............................................................       23
                   (m)          Tax Matters..................................................................       24
                   (n)          Real Property................................................................       26
                   (o)          Intellectual Property........................................................       26
                   (p)          Software.....................................................................       29

                                TABLE OF CONTENTS
                                   (continued)

                                                                                                                   PAGE
                   (q)          Use of Intellectual Property.................................................       30
                   (r)          Contracts....................................................................       30
                   (s)          Powers of Attorney...........................................................       32
                   (t)          Insurance....................................................................       32
                   (u)          Litigation...................................................................       33
                   (v)          Product Liability............................................................       33
                   (w)          Employees....................................................................       33
                   (x)          Employee Benefits............................................................       34
                   (y)          Guaranties...................................................................       37
                   (z)          Environment, Health, and Safety..............................................       37
                   (aa)         Certain Business Relationships with the Company..............................       37
                   (bb)         Certain Payments.............................................................       37
                   (cc)         Access.......................................................................       38
                   (dd)         Vote Required ...............................................................       38

4.                 REPRESENTATIONS AND WARRANTIES OF THE PARENT AND MERGER SUB...............................       38
                   (a)          Organization.................................................................       38
                   (b)          Authorization of Transaction.................................................       38
                   (c)          Noncontravention.............................................................       39
                   (d)          Broker's Fees................................................................       39
                   (e)          The Parent Shares............................................................       39
                   (f)          Convertible Debenture and Convertible Debenture Shares.......................       39
                   (g)          Foreign Issuer...............................................................       40
                   (h)          Public Disclosure Record.....................................................       40

5.                 CONDITIONS TO OBLIGATION TO CLOSE.........................................................       40
                   (a)          Conditions to Obligation of the Parent and Merger Sub........................       40
                   (b)          Conditions to Obligation of the Company and the Shareholders.................       44

6.                 PRE-CLOSING COVENANTS.....................................................................       46
                   (a)          Access and Investigation.....................................................       46
                   (b)          Operation of the Businesses of the Company...................................       46
                   (c)          Negative Covenant............................................................       47
                   (d)          Obligation to Fund the Company...............................................       48
                   (e)          Repayment of Advances Made by Targeted.......................................       48
                   (f)          Intercompany Indebtedness....................................................       48
                   (g)          Termination of Plans.........................................................       48
                   (h)          No Solicitation..............................................................       49
                   (i)          Satisfaction of Indebtedness.................................................       52
                   (j)          Tax Matters..................................................................       52
                   (k)          Approval of Company Shareholders; Information Statement......................       53
                   (l)          Dissenting Shares............................................................       54

                                TABLE OF CONTENTS
                                   (continued)

                                                                                                                   PAGE
7.                 POST-CLOSING COVENANTS....................................................................       54
                   (a)          General......................................................................       54
                   (b)          Litigation Support...........................................................       55
                   (c)          Transition...................................................................       55
                   (d)          Confidentiality..............................................................       55
                   (e)          Noncompetition...............................................................       56
                   (f)          Tax Matters..................................................................       57
                   (g)          Non-Solicitation.............................................................       60
                   (h)          Foreign Private Issuer Status................................................       61
                   (i)          Listing of Parent Shares.....................................................       61

8.                 REMEDIES FOR BREACHES OF THIS AGREEMENT...................................................       61
                   (a)          Survival of Representations and Warranties...................................       61
                   (b)          Indemnification Provisions for Benefit of the Parent.........................       61
                   (c)          Indemnification Holdback.....................................................       62
                   (d)          Indemnification Provisions for Benefit of the Principal Shareholders.........       63
                   (e)          Matters Involving Third Parties..............................................       64
                   (f)          Determination of Adverse Consequences........................................       65
                   (g)          Post-Closing.................................................................       65

9.                 TERMINATION AND EXTENSION.................................................................       65
                   (a)          Termination..................................................................       65
                   (b)          Termination Fee Payable to Parent............................................       67
                   (c)          Termination Fee Payable to the Company.......................................       68
                   (d)          Effect of Termination........................................................       69
                   (e)          Extension of Closing Date by Parent..........................................       69
                   (f)          Payment of Additional Deposit by Parent......................................       69
                   (g)          Treatment of Termination Fees................................................       69

10.                MISCELLANEOUS.............................................................................       70
                   (a)          Press Releases and Public Announcements......................................       70
                   (b)          No Third-Party Beneficiaries.................................................       70
                   (c)          Entire Agreement.............................................................       70
                   (d)          Succession and Assignment....................................................       70
                   (e)          Counterparts.................................................................       70
                   (f)          Headings.....................................................................       70
                   (g)          Notices......................................................................       70
                   (h)          Governing Law................................................................       71
                   (i)          Amendments and Waivers.......................................................       71
                   (j)          Severability.................................................................       72
                   (k)          Expenses.....................................................................       72
                   (l)          Construction.................................................................       72
                   (m)          Incorporation of Exhibits and Schedules......................................       72

                                TABLE OF CONTENTS
                                   (continued)

                                                                                                                   PAGE
                   (n)          Specific Performance.........................................................       72
                   (o)          Submission to Jurisdiction...................................................       73
                   (p)          Arbitration..................................................................       73

TABLE OF SCHEDULES AND EXHIBITS:

Schedule A         --      Company Disclosure Schedule
Schedule B         --      Required Consents
Exhibit A          --      Form of Convertible Debenture
Exhibit B          --      Articles of Merger
Exhibit C          --      Form of Milestone Payment Agreement
Exhibit D          --      Form of Transition Services Agreement
Exhibit E          --      Form of Opinion of Dorsey & Whitney LLP
Exhibit F          --      Form of Opinion of Graham & Dunn
Exhibit G          --      Form of Security Agreement
Exhibit H          --      Form of Representation and Support Agreement
Exhibit I          --      Form of Optionholder Representation Agreement
Exhibit J          --      Form of Opinion of Fasken Martineau DuMoulin LLP
Exhibit K          --      Form of Opinion of Davis Wright Tremaine LLP

                          AGREEMENT AND PLAN OF MERGER

This Agreement and Plan of Merger (this "AGREEMENT") is entered into on June 21, 2004, by and among CHROMOS MOLECULAR SYSTEMS INC. a corporation formed under the laws of the Province of British Columbia, Canada (the "PARENT"), CHROMOS, INC., a corporation organized under the laws of the State of Washington ("MERGER SUB"), CELLEXSYS, INC., a corporation organized under the laws of the State of Washington (the "COMPANY"), and each of the Principal Shareholders (as defined below) of the Company. The Parent, Merger Sub, the Company and the Principal Shareholders are referred to collectively herein as the "PARTIES".

                                    RECITALS

A. The Company is in the business of the research and development of intellectual property in the area of cell therapy technology, including a patented process for expanding substantial quantities of antigen-specific cytotoxic T-cells ex vivo (outside the body) before administering them for therapeutic applications.

B. This Agreement contemplates a merger of the Company and Merger Sub on the Closing Date, pursuant to which the Parent will acquire one hundred percent (100%) of the outstanding shares of the Surviving Corporation (as defined below), and in connection therewith, each of the Shareholders will receive consideration in the form of cash or shares in the capital of the Parent, together with such Shareholder's proportionate share of the Convertible Debenture (as defined below).

Now, therefore, in consideration of the premises and the mutual promises herein made, and in consideration of the representations, warranties, and covenants herein contained, the Parties agree as follows:

1.    DEFINITIONS.

      "ACQUISITION PROPOSAL" has the meaning set forth in section 6(h)(i) below.

      "ACQUISITION TRANSACTION" has the meaning set forth in section 6(h)(i) below.

      "ACTUAL VALUE" has the meaning in Section 2.7(f)(iv)(C) below.

      "ADVERSE CONSEQUENCES" means all actions, suits, proceedings, hearings, investigations, charges, complaints, claims, demands, injunctions, judgments, orders, decrees, rulings, damages, penalties, fines, costs, amounts paid in settlement, Liabilities, obligations, Taxes, liens, losses, expenses, and fees, including court costs and reasonable attorneys' fees and expenses.

      "AFFILIATED GROUP" means any affiliated group within the meaning of Code
      Section 1504(a) (or any similar group defined under a similar provision of state, local, or foreign law).

      "AGREEMENT" has the meaning set forth in the preface above.

      "AMENDED TRANSACTION" has the meaning set forth in section 6(h)(iii) below.

      "ARTICLES OF MERGER" has the meaning set forth in Section 2.3 below.

      "BOARD APPROVAL MODIFICATION" has the meaning set forth in Section 6(h)(iii) below.

      "BUSINESS" means the business conducted by the Company prior to and as of the Closing Date, which is the business of research and development of intellectual property in the area of cell therapy technology, including a patented process for expanding substantial quantities of antigen-specific T-cells ex vivo before administering them for therapeutic applications.

      "CERTIFICATES" has the meaning set forth in Section 2.7(d) below.

      "CLOSING" has the meaning set forth in Section 2.2 below.

      "CLOSING DATE" has the meaning set forth in Section 2.2 below.

      "CLOSING DATE BALANCE SHEET" has the meaning set forth in Section 2.7(f)(ii) below.

      "COBRA" has the meaning set forth in Section 3(x)(xi) below.

      "CODE" means the Internal Revenue Code of 1986, as amended.

      "COMPANY" means CellExSys, Inc.

      "COMPANY BOARD" has the meaning set forth in Section 6(h)(ii) below.

      "COMPANY DISCLOSURE SCHEDULE" has the meaning set forth in Section 3 below.

      "COMPANY PLANS" has the meaning set forth in Section 3(x)(ii) below.

      "COMPANY SHAREHOLDERS MEETING" has the meaning set forth in Section 6(k) below.

      "COMPANY SHARES" means, collectively all of the issued and outstanding common shares and preferred shares of the Company as of the Closing Date.

      "COMPANY'S TRANSACTIONAL EXPENSES" has the meaning set forth in Section 10(k)(iii) below.

      "COMPETITIVE BUSINESS" means any business, trade or activity engaged in the research and development, manufacture, or sale of intellectual property, products or services in the area of cell therapy technology using ex vivo (outside the body) expansion of autologous antigen-specific T-cells.

      "CONFIDENTIAL INFORMATION" means: (a) confidential data and confidential information relating to the business of any Party (the "PROTECTED PARTY") which is or has been disclosed to another Party (the "RECIPIENT") or of which the Recipient became aware as a consequence of or through its relationship with the Protected Party and which has value to the Protected Party and is not generally known to its competitors and which is designated by the Protected Party as confidential or otherwise restricted; and (b) information of the Protected Party, without regard to form, including, but not limited to, Intellectual Property, technical or non-technical data, prototypes, specimens, algorithms, formulas, patents, compilations, technology, devices, methods, techniques, drawings, processes, personnel and financial data, financial plans, research product or service plans or lists of customers or suppliers which is not commonly known or available to the public and which information (i) derives economic value from not being generally known to, and not being readily ascertainable by proper means by, other Persons who can obtain economic value from its disclosure or use, and (ii) is the subject of efforts that are reasonable under the circumstances to maintain its secrecy. Notwithstanding anything to the contrary contained herein, Confidential Information shall not include any data or information that
      (v) has been voluntarily disclosed to the public by the Protected Party,
      (w) has been independently developed and disclosed to the public by others, (x) otherwise enters the public domain through lawful means, (y) was already known by Recipient prior to such disclosure (as evidenced by written documentation) or was lawfully and rightfully disclosed to Recipient by another Person, or (z) that is required to be disclosed by law or order without the availability of applicable protective orders or treatment.

      "CONFIDENTIAL INFORMATION AGREEMENTS" has the meaning set forth in Section 7.2(e)(ii) below.

      "CONVERTIBLE DEBENTURE" means the convertible debenture in substantially the form attached as Exhibit A hereto to be issued on the Closing Date by the Parent to the Shareholder Representative, as administrative agent for the Shareholders, representing, in the aggregate, the balance of the Merger Consideration payable by the Parent to the Shareholders in accordance with Section 2.7(c)(ii) hereof.

      "CONVERTIBLE DEBENTURE SHARES" means the Parent Shares issuable at the option of the Parent in accordance with the terms and conditions of the Convertible Debenture.

      "DEPOSIT" means initially the cash amount of Cdn.$750,000, of which Cdn.$450,000 has been paid by the Parent to the Company and Cdn.$300,000 has been placed in trust with Fasken Martineau DuMoulin LLP and is to be paid in accordance with Section 2.7(g). The Deposit may be increased to up to Cdn.$1,000,000 in accordance with Section 9(f).

      "DISSENTING SHARES" has the meaning set forth in Section 2.7(j) below.

      "EFFECTIVE DATE" has the meaning set forth in Section 2.3 below.

      "EFFECTIVE TIME" has the meaning set forth in Section 2.3 below.

      "EMPLOYEE BENEFIT PLAN" means any "employee pension benefit plans" (as defined in ERISA Section 3(2)) any "employee welfare benefit plans" (as defined in ERISA Section 3(1)) and all other plans, agreements, policies or arrangements, whether written or unwritten, relating to stock options, stock purchases, compensation, deferred compensation, bonus, severance, and other employee benefits, in each case maintained or contributed to as of the date of this Agreement by the Company for the benefit of any current or former employees, officers or directors of the Company or for which the Company is or could be liable, as a result of its status as an ERISA Affiliate and including any plan which is maintained for Canadian citizens without regard to whether such plan, agreement policy or arrangement exists under US or any similar non-US law, rule or regulation.

      "EMPLOYMENT AGREEMENT" has the meaning set forth in Section 5(a)(vii) below.

      "ENVIRONMENTAL, HEALTH, AND SAFETY LAWS" means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, the Resource Conservation and Recovery Act of 1976, and the Occupational Safety and Health Act of 1970, each as amended, together with all other US and non-US laws (including rules, regulations, state law rulings, codes, plans, permits, injunctions, judgments, orders, decrees, rulings, and charges thereunder) of federal, state, local and foreign governments (and all agencies thereof) concerning pollution or protection of the environment, natural resources, public health and safety, or employee health and safety, including, but not limited to, laws relating to emissions, discharges, releases, or threatened releases of Hazardous Substances in ambient air, surface water, drinking water, wetlands, ground water, or lands or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, recycling, transport, or handling of pollutants, contaminants, or chemical, industrial, hazardous, or toxic materials or wastes.

      "EQUITY RIGHTS" has the meaning set forth in Section 6(g) below.

      "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

      "ERISA AFFILIATE" means, with respect to any entity, trade or business, any other entity, trade or business that is a member of a group described in Code Section 414(b), (c), (m) or (o) or ERISA Section 4001(b)(1) that includes the first entity, trade or business, or that is a member of the same "controlled group" as the first entity, trade or business pursuant to ERISA Section 4001(a)(14), at any time.

      "EXTREMELY HAZARDOUS SUBSTANCE" has the meaning set forth in Section 302 of the Emergency Planning and Community Right-to-Know Act of 1986, as amended, and any counterpart or similar non-US law.

      "FDA" means the United States Food and Drug Administration.

      "FIDUCIARY" has the meaning set forth in ERISA Section 3(21).

      "FINAL ADJUSTMENT SCHEDULE" has the meaning set forth in Section 2.7(f)(ii) below.

      "FINANCIAL STATEMENTS" has the meaning set forth in Section 3(h) below.

      "FUNDAMENTAL MATTERS" has the meaning set forth in Section 8(a) below.

      "GAAP" means United States generally accepted accounting principles as in effect as of the date hereof.

      "GOVERNMENTAL BODY" means any: (a) nation, principality, state, commonwealth, province, territory, county, municipality, district, or other jurisdiction of any nature; (b) federal, state, local, municipal, foreign, or other government; (c) governmental or quasi-governmental authority of any nature; (d) multi-national organization or body; or (e) individual, entity or body exercising, or entitled to exercise, any executive, legislative, judicial, administrative, regulatory, police, military, or taxing authority or power of any nature.

      "HAZARDOUS SUBSTANCE" means any substance regulated under or defined by Environmental, Health, and Safety Laws, including, but not limited to, any pollutant, contaminant, hazardous substance, hazardous constituent, hazardous waste, special waste, solid waste, industrial waste, petroleum derived substance or waste, or toxic substance.

      "HIGH VALUE" has the meaning set forth in Section 2.7(f)(iv)(B) below.

      "HIPAA" has the meaning set forth in Section 3(x)(xii) below.

      "INCOME TAXES" means any taxes determined by reference to net income.

      "INDEBTEDNESS" means (a) all indebtedness for borrowed money or for the deferred purchase price of property or services (including, without limitation, reimbursement and all other obligations with respect to surety bonds, letters of credit and bankers' acceptances, whether or not matured), including the current portion of such indebtedness, (b) all obligations evidenced by notes, bonds, debentures or similar instruments, and (c) all capital lease obligations.

      "INDEMNIFICATION AMOUNT" has the meaning set forth in Section 8(b)(i) below.

      "INDEMNIFIED PARTY" has the meaning set forth in Section 8(e) below.

      "INDEMNIFYING PARTY" has the meaning set forth in Section 8(e) below.

      "INFORMATION STATEMENT" has the meaning set forth in Section 6(k) below.

      "INTELLECTUAL PROPERTY" means, with respect to the Company and the
      Business:

      (a) all inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto, and all US and non-US patents, patent applications (whether published or unpublished), and patent disclosures, together with all reissuances, continuations, divisionals, continuations-in-part, revisions, extensions, and re-examinations thereof;

      (b) all US and non-US trademarks, service marks, trade dress, logos, trade names and corporate names, together with all translations, adaptations, derivations, and combinations thereof and including all goodwill associated therewith, and all applications, registrations, and renewals in connection therewith;

      (c) all copyrightable works, all US and non-US copyrights, and all applications, registrations, and renewals in connection therewith;

      (d) all trade secrets and confidential business information (including without limitation ideas, research and development plans, know-how, formulas, compositions, manufacturing and production processes and techniques, technical data, designs, drawings, specifications, customer and supplier lists, pricing and cost information, and business and marketing plans and proposals);

      (e)   all other proprietary rights;

      (f) all right, title, and interest in and to the names "CellExSys" and "SPECIFEX-HBV";

      (g)   all Licensed Software and license agreements relating thereto; and

      (h) with respect to each of the foregoing, all copies and tangible embodiments thereof (in whatever form or medium).

      "IND" means an investigational new drug application made under the rules and regulations of the FDA.

      "KNOWLEDGE" means the actual knowledge of the Company and the Principal Shareholders, which in the case of Targeted means the actual knowledge of its executive officers, and the employees of the Company with management responsibility in the area of the operations of the Company with respect to which the applicable representation or warranty applies.

      "LEGAL REQUIREMENT" means any federal, state, local, municipal, foreign, or other law, statute, legislation, constitution, principle of common law, resolution, ordinance, code, edict, decree, proclamation, treaty, convention, rule, regulation, ruling, directive, pronouncement, requirement, specification, determination, decision, opinion, or interpretation that is, has been or may in the future be issued, enacted, adopted, passed, approved, promulgated, made, implemented or otherwise put into effect by or under the authority of any Governmental Body.

      "LIABILITY" means any liability (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due), including any liability for Taxes.

      "LICENSED SOFTWARE" has the meaning set forth in Section 3(p) below.

      "LOW VALUE" has the meaning set forth in Section 2.7(f)(iv)(A) below.

      "MATERIAL ADVERSE EFFECT" means a material adverse effect on the property or assets of the entity, or a material adverse effect on the condition or prospects, financial or otherwise, of the business of the entity or the entity.

      "MERGER" means the merger of the Company and Merger Sub on the terms contemplated under this Agreement in accordance with Washington Law.

      "MERGER CONSIDERATION" has the meaning set forth in Section 2.7(b) below. For the purpose of the indemnification provisions set forth in this Agreement, the Representation and Support Agreement and the Optionholder Representation Agreement that limit the liability of each Shareholder to the value of the Merger Consideration received by such Shareholder pursuant to this Agreement, "MERGER CONSIDERATION" shall mean the market value of the consideration for the Merger received by a Shareholder at the time such consideration was received. For clarification, if the Merger Consideration is delivered to the Shareholder by the issuance of Parent Shares, the value of such Parent Shares for indemnification purposes shall be the closing bid price of the Parent Shares on the Toronto Stock Exchange on the day prior to the Closing Date or the date of conversion pursuant to the Convertible Debenture, as applicable.

      "MERGER SUB" has the meaning set forth in the preface above.

      "MILESTONE PAYMENT AGREEMENT" has the meaning set forth in Section 5(a)(xi) below.

      "MULTIEMPLOYER PLAN" has the meaning set forth in ERISA Section 3(37).

      "NET ASSETS" means the difference between the (a) total assets of the Company (excluding the Deposit), and (b) total liabilities of the Company (excluding the Deposit and excluding any Indebtedness owing by the Company to any member of the Targeted Affiliated Group), in each case determined on a book value basis in accordance with GAAP as applied on a consistent basis. All accounting entries will be made regardless of their amount and all detected errors and omissions will be corrected regardless of their materiality.

      "OBSERVER" has the meaning set forth in Section 9(j) below.

      "OPERATIONAL MATTERS" has the meaning set forth in Section 8(a) below.

      "OPTION PLAN" has the meaning set forth in Section 2.7(i) below.

      "OPTIONHOLDER REPRESENTATION AGREEMENT" has the meaning set forth in
      Section 5(a)(xxvii) below.

      "ORDER" means: (a) an order, judgment, injunction, edict, decree, ruling, pronouncement, determination, decision, opinion, verdict, sentence, subpoena, writ, or award that is, has been, or may in the future be, issued, made, entered, rendered or otherwise put into effect by or under the authority of any court, administrative agency, or other Governmental Body or any arbitrator or arbitration panel; or (b) a contract with any Governmental Body that is, has been, or may in the future be entered into in connection with any proceeding.

      "ORDINARY COURSE OF BUSINESS" means the ordinary course of the Business consistent with past custom and practice (including with respect to quantity and frequency) consisting of actions that are recurring in nature in the course of normal day-to-day operations and which are taken in accordance with sound and prudent business practices.

      "PARENT" means Chromos Molecular Systems, Inc.

      "PARENT SECURITIES" means collectively the Parent Shares, the Convertible Debenture and the Convertible Debenture Shares.

      "PARENT SHARES" means common shares in the capital of the Parent.

      "PARENT'S ADVISORS" has the meaning set forth in Section 6(a)(i) below.

      "PARTIES" has the meaning set forth in the preface above.

      "PERSON" means any individual, corporation, company, partnership, association, estate, trust or government or any agency or political subdivision of any government.

      "PRE-CLOSING TAX PERIOD" has the meaning set forth in Section 7(f)(i) below.

      "PRINCIPAL SHAREHOLDERS" means Targeted and David M. Schubert.

      "PROPOSED AGREEMENT" has the meaning set forth in Section 6(h)(iii) below.

      "MERGER CONSIDERATION ADJUSTMENT" has the meaning set forth in Section 2.7(f)(i) below.

      "RELATED PERSON" means with respect to a particular individual: (a) each other member of such individual's Family (as defined below); (b) any Person that is directly or indirectly controlled by such individual or one or more members of such individual's Family; (c) any Person in which such individual or members of such individual's Family hold (individually or in the aggregate) a Material Interest (as defined below); and (d) any Person with respect to which such individual or one or more members of such individual's Family serves as a director, manager, officer, partner, executor, or trustee (or in a similar capacity). With respect to a specified Person other than an individual: (A) any Person that directly or indirectly controls, is directly or indirectly controlled by, or is directly or indirectly under common control with such specified Person;
      (B) any Person that holds a Material Interest in such specified Person;
      (C) each Person that serves as a director, manager, officer, partner, executor, or trustee of such specified Person (or in a similar capacity);
      (D) any Person in which such specified Person holds a Material Interest;
      (E) any Person with respect to which such specified Person serves as a general partner or a trustee (or in a similar capacity); and (F) any Related Person of any individual described in clause (B) or (C).

      For purposes of this definition, (a) the "Family" of an individual includes (i) the individual, (ii) the individual's spouse, (iii) any other natural person who is related to the individual or the individual's spouse within the second degree, and (iv) any other natural person who resides with such individual, and (b) "Material Interest" means direct or indirect beneficial ownership (as defined in Rule 13d-3 under the United States Securities Exchange Act of 1934, as amended) of voting securities or other voting interests representing at least 10% of the outstanding voting power of a Person or equity securities or other equity interests representing at least 10% of the outstanding equity securities or equity interests in a Person.

      "RELEASE AGREEMENT" has the meaning set forth in Section 5(a)(ix) below.

      "REPRESENTATION AND SUPPORT AGREEMENT" has the meaning given to that term in Section 5(a)(xxvi) below.

      "PARENT SECURITIES" means collectively the Parent Shares, the Convertible Debenture and the Convertible Debenture Shares.

      "SECTION (9)(b)(i)(2) PAYMENT" has the meaning set forth in Section 9(b)(i) below.

      "SECTION (9)(c)(i)(B) PAYMENT" has the meaning set forth in Section 9(c)(i) below.

      "SECURITY AGREEMENT" has the meaning set forth in Section 5(a)(xxiv) below.

      "SECURITY INTEREST" means any mortgage, pledge, lien, encumbrance, charge, hypothecation, encumbrance, equity, trust, equitable interest, claim, preference, right of possession, lease, tenancy, license, encroachment, interference, court order, option, right of first refusal, pre-emptive right, community property interest, legend, defect, impediment, exception, reservation, limitation, impairment, imperfection of title, condition, restriction of any nature or other security interest, other than (a) mechanic's, materialmen's, and similar liens incurred in the Ordinary Course of Business not yet due and payable, (b) liens for Taxes not yet due and payable, (c) purchase money liens and liens securing rental payments under capital lease arrangements, and (d) other liens arising in the Ordinary Course of Business and not incurred in connection with the borrowing of money.

      "SHAREHOLDER REPRESENTATIVE" has the meaning given to that term in Section 2.8;

      "SHAREHOLDERS" means each holder of Company Shares immediately prior to the Effective Time.

      "SUBSIDIARY" means any corporation, limited partnership, limited liability company, or other entity with respect to which a specified Person (or a Subsidiary thereof) owns a majority of the common shares, units or other equity interests or has the power to vote or direct the voting of sufficient securities to elect a majority of the directors.

      "SUPERIOR TRANSACTION" has the meaning set forth in Section 6(h)(ii)(A) below.

      "SURVIVING CORPORATION" has the meaning set forth in Section 2.1 below.

      "TARGETED" means Targeted Genetics Corporation.

      "TARGETED AFFILIATED GROUP" means the Affiliated Group, of which Targeted and the Company are members.

      "TARGETED BOARD" has the meaning set forth in Section 6(h)(ii) below.

      "TAX" means any tax imposed of any nature including federal, state, local or foreign net income tax, alternative or add-on minimum tax, profits or excess profits tax, franchise tax, gross income, adjusted gross income or gross receipts tax, license fee, employment related tax (including employee withholding or employer payroll tax, FICA, or FUTA), real or person property tax or ad valorem tax, sales or use tax, transfer tax, excise tax, stamp tax or duty, any withholding or backup withholding tax, value added tax, severance tax, prohibited transaction tax, premiums tax, occupation tax, windfall profits tax, environmental tax (including taxes under Code Section 59A), customs duties, or estimated tax, together with any interest or any penalty, addition to tax or additional amount imposed by any government authority responsible for the imposition of any such tax, whether disputed or not and including any obligations to indemnify or otherwise assume or succeed to the Tax liability of any other Person.

      "TAX RETURN" means any report, estimate, declaration of estimated tax, information statement or return relating to or required to be filed in connection with, any Tax, including any information return or report with respect to backup withholding and other payment to third parties.

      "THIRD PARTY ASSETS" has the meaning set forth in Section 3(f) below.

      "THIRD PARTY CLAIM" has the meaning set forth in Section 8(e)(i) below.

      "TRANSITION SERVICES AGREEMENT" has the meaning set forth in Section 5(a)(xii) below.

      "U.S. SECURITIES ACT" means the United States Securities Act of 1933, as amended.

      "UNDISCLOSED LIABILITIES" has the meaning set forth in Section 3(j) below.

      "WASHINGTON LAW" has the meaning set forth in Section 2.3 below.

      "WASHINGTON SECRETARY OF STATE" has the meaning set forth in Section 2.3 below.

2.    THE MERGER.

2.1   THE MERGER.

      Upon the terms and subject to the conditions hereof, (a) at the Effective Time (defined below) the separate existence of Merger Sub shall cease and Merger Sub shall be merged with and into the Company (the Company as the surviving corporation after the Merger is sometimes referred to herein as the "SURVIVING CORPORATION") and (b) from and after the Effective Time, the Merger shall have the effects set forth in this Agreement and all the effects of a merger under the laws of the State of Washington and other applicable law.

2.2   THE CLOSING .

      Subject to the terms and conditions of this Agreement, the closing of the Merger (the "CLOSING") shall take place on July 27, 2004 (the "CLOSING DATE") at 10:00 a.m. local time at the offices of Dorsey & Whitney, LLP, 3400 - 1420 Fifth Avenue, Seattle, Washington, or such other date, time or location as the Parent and the Company shall agree, provided however that the Parent may postpone the Closing by up to 45 days in accordance with Section 9(e).

2.3   EFFECTIVE DATE AND TIME.

      On the Closing Date and subject to the terms and conditions hereof, the parties hereto shall cause the appropriate certificates (the "ARTICLES OF MERGER") in the form attached as Exhibit B complying with the applicable provisions of the Washington Business Corporation Act ("WASHINGTON LAW") to be properly executed and filed with the Secretary of State of the State of Washington (the "WASHINGTON SECRETARY OF STATE"). The Merger shall become effective on the date (the "EFFECTIVE DATE") and at the time (the "EFFECTIVE TIME") of filing of the Articles of Merger or at such other time as may be specified in the Articles of Merger as filed. If the Washington Secretary of State requires any changes in the Articles of Merger as a condition to filing or to issuing its certificate to the effect that the Merger is effective, the Parent, Merger Sub and the Company will execute any necessary revisions incorporating such changes, provided such changes are not inconsistent with and do not result in any material change in the terms of this Agreement.

2.4   ARTICLES OF INCORPORATION OF THE SURVIVING CORPORATION.

      At the Effective Time, the Articles of Incorporation of the Surviving Corporation shall be amended and restated in their entirety in a form acceptable to Parent. Thereafter, the Articles of Incorporation of the Surviving Corporation may be amended in accordance with their terms and as provided by law.

2.5   BYLAWS OF THE SURVIVING CORPORATION.

      At the Effective Time, the Bylaws of the Surviving Corporation as in effect immediately prior to the Effective Time shall continue to be the Bylaws of the Surviving Corporation. Thereafter, the Bylaws may be amended or repealed in accordance with their terms and the Articles of Incorporation of the Surviving Corporation and as provided by law.

2.6   DIRECTORS AND OFFICERS.

      At the Effective Time, the directors of Merger Sub shall continue in office as the directors of the Surviving Corporation and the officers of Merger Sub shall continue in office as the officers of the Surviving Corporation, and such directors and officers shall hold office in accordance with and subject to the Articles of Merger and Bylaws of the Surviving Corporation.

2.7   MERGER CONSIDERATION; CONVERSION OF SHARES.

      As of the Effective Time, by virtue of the Merger and without any action on the part of the holders thereof:

      (a) Cancellation of Company Shares. All shares of any class of capital stock of the Company held by the Company as treasury shares shall be cancelled.

      (b) Consideration. Each issued and outstanding Company Share, other than as provided in Section 2.7(a), shall be converted into the right to receive pro rata from the Parent in the manner described in Section 2.7(c) below, the aggregate of Canadian Five Million Six Hundred and Twenty-Five Thousand Dollars

            (Cdn.$5,625,000), subject to adjustment as provided in Section 2.7(f) below (the "MERGER CONSIDERATION").

      (c) Payment of Merger Consideration. At the Closing Date, the Merger Consideration shall be paid as follows:

            (i) Canadian Two Million Two Hundred and Fifty Thousand Dollars (Cdn.$2,250,000.00) shall be paid, at the option of the Parent in its sole discretion, to the Shareholders pro rata based upon the number of Company Shares held by each Shareholder immediately prior to the Effective Time:

                  (A) by wire transfer or other immediately available funds to a bank or other account designated in writing to the Parent by the Shareholder Representative at least two business days prior to the Closing Date; or

                  (B) by the issuance to the Shareholder Representative (in the names and amounts designated by the Shareholder Representative) of that number of the Parent Shares equal to Cdn.$2,250,000 divided by the average closing bid price of the Parent Shares on the Toronto Stock Exchange during the period of 30 consecutive trading days ending not more than 3 trading days prior to the date of this Agreement, provided that if such bid price is less than Cdn.$1.50 per share such bid price will be deemed to be Cdn.$1.50 per share, and if such bid price is greater than Cdn.$2.75 per share, such bid price will be deemed to be Cdn.$2.75 per share; or

                  (C) by any combination of cash and the Parent Shares aggregating Cdn.$2,250,000 in accordance with subsections 2.7(c)(i)(A) and (B),

                  provided that if the total number of the Parent Shares to be issued will result in Targeted owning that number of the Parent Shares equal to or greater than 20% of the total issued and outstanding the Parent Shares, on a fully diluted basis, as at the Closing Date, the Parent shall not be entitled to exercise its option to issue the Parent Shares to the Shareholders pursuant to subsection 2.7(c)(i)(B) on such date with respect to that amount which would result in Targeted owning in the aggregate that number of the Parent Shares equal to greater than 20% of the total issued and outstanding the Parent Shares, on a fully diluted basis, as at the Closing Date, but rather payments representing such amounts shall be paid in accordance with subsection 2.7(c)(i)(A); and

            (ii) the balance of the Merger Consideration shall be paid to the Shareholders pro rata based upon the number of Company Shares held by each Shareholder immediately prior to the Effective Time by the issuance of the

                  Convertible Debenture to the Shareholder Representative as administrative agent for the Shareholders in accordance with the terms and conditions of the Convertible Debenture.

      (d) Closing of Transfer Books; Surrender of Certificates. At the Effective Time, holders of certificates representing shares of the Company's capital stock that were outstanding immediately prior to the Effective Time shall cease to have any rights as shareholders of the Company, and the stock transfer books of the Company shall be closed with respect to all shares of such capital stock outstanding immediately prior to the Effective Time. No further transfer of any such shares of the Company's capital stock shall be made on such stock transfer books after the Effective Time. At the Closing, the Shareholder Representative shall deliver an executed letter of transmittal, in a form reasonably satisfactory to the Parent, together with those original certificates that immediately prior to the Closing represented the Company Shares held by each of the Shareholders, or an affidavit of lost certificate and indemnity duly executed by the applicable Shareholder for any Certificate which has been lost, stolen, seized or destroyed (the "CERTIFICATES") to the Parent. Upon the surrender of Certificates to the Parent, the Shareholder Representative shall be entitled to receive in exchange therefor the Merger Consideration in accordance with Section 2.7(c), subject to any Merger Consideration Adjustment, and the Certificates so surrendered shall be forthwith cancelled.

      (e) Deliveries at the Closing. At the Closing, (i) the Company and the Shareholders will deliver to the Parent the various certificates, instruments, and documents referred to in Section 5(a) below; (ii) the Parent will deliver to the Company and the Shareholder Representative the various certificates, instruments, and documents referred to in Section 5(b) below; (iii) the Company and the Shareholders will execute, acknowledge (if appropriate), and deliver to the Parent such documents as the Parent and its counsel may reasonably request; (iv) the Parent will execute, acknowledge (if appropriate), and deliver to the Company such documents as the Company and the Shareholder Representative and their counsel reasonably may request; and (v) the Parent will deliver to the Shareholder Representative, and others specified in Section 2.7(c), the Merger Consideration.

      (f)   Minimum Net Asset Adjustment.

            (i)   The Merger Consideration shall be:

                  (A) decreased on a dollar-for-dollar basis to the extent that the Net Assets of the Company as of the close of business on the Closing Date is less than United States negative One Hundred and Sixty-Five Thousand Dollars (US $165,000) dollars. For greater certainty and by way of example, if the Net Assets are negative $200,000, the Merger Consideration would be decreased by $35,000 under this Section 2.7(f)(i)(A); and

                  (B) increased on a dollar-for-dollar basis to the extent that the Net Assets of the Company as of the close of business on the Closing Date is greater than United States negative One Hundred and Sixty-Five Thousand Dollars (US $165,000) dollars.

                  Any decrease or increase in the Merger Consideration pursuant to this Section 2.7(f) shall be referred to as a "MERGER CONSIDERATION ADJUSTMENT".

            (ii) No later than sixty (60) days after the Closing Date, the Parent shall deliver to the Shareholder Representative (A) a balance sheet of the Company for the period ended as of the close of business on the Closing Date (the "CLOSING DATE BALANCE SHEET") prepared in accordance with GAAP applied on a basis consistent with the preparation of the Financial Statements; provided, however, that assets, liabilities, gains, losses, revenues, and expenses in interim periods or as of the dates other than year-end (which normally are determined through the application of so-called interim accounting conventions or procedures) will be determined, for purposes of the Closing Date Balance Sheet, through full application of the procedures used in preparing the most recent unaudited balance sheet included within the Financial Statements, and (B) a separate statement showing any calculations with respect to any necessary Merger Consideration Adjustment prepared in accordance with GAAP (the "FINAL ADJUSTMENT SCHEDULE"). The Shareholder Representative shall have the right to examine and make copies of the work papers and such other documents that are generated or reviewed by the Parent in connection with the preparation of the Closing Date Balance Sheet and the Final Adjustment Schedule.

            (iii) The Shareholder Representative shall, within sixty (60) days following its receipt of the Closing Date Balance Sheet and the Final Adjustment Schedule, accept or reject the Merger Consideration Adjustment submitted by the Parent. If the Shareholder Representative disagrees with such calculation, it shall give written notice to the Parent of such disagreement and any reason therefor within such sixty (60) day period. Should the

                  Shareholder Representative fail to notify the Parent of a disagreement within such sixty (60) day period, the Shareholders shall be deemed to agree with the Parent's calculation. The Parent and the Shareholders Representative will use reasonable efforts to resolve any such objections themselves. If the Parties do not obtain a final resolution within thirty (30) days after the Parent has received the statement of objections, however, the Parent and the Shareholder Representative will select a nationally-recognized accounting firm mutually acceptable to them to resolve any remaining objections. If the Parent and the Shareholders Representative are unable to agree on the choice of an accounting firm, they will select a nationally recognized accounting firm by lot (after excluding their respective regular outside accounting firms). The determination of any accounting firm so selected will be set forth in writing and will be conclusive and binding upon the parties. The Parent will revise the Closing Date Balance Sheet as appropriate to reflect the resolution of any objections thereto pursuant to this Section 2.7(f)(iii).

            (iv) In the event the Parties submit any unresolved objections to an accounting firm for resolution as provided in Section 2.7(f)(iii) above, the Parent and the Shareholders will share responsibility for the fees and expenses of the accounting firm as follows:

                  (A) if the accounting firm resolves all of the remaining objections in favour of the Parent (the Net Assets of the Company so determined is referred to herein as the "LOW VALUE"), the Shareholder Representative will be responsible for all of the fees and expenses of the accounting firm;

                  (B) if the accounting firm resolves all of the remaining objections in the favour of the Shareholder Representative (the Net Assets of the Company so determined is referred to herein as the "HIGH VALUE"), the Parent will be responsible for all of the fees and expenses of the accounting firm; and

                  (C) if the accounting firm resolves some of the remaining objections in favour of the Parent and the rest of the remaining objections in favour of the Shareholder Representative (the Net Assets of the Company so determined is referred to herein as the "ACTUAL VALUE"), the Shareholders will be responsible for that fraction of the fees and expenses of the accounting firm equal to
                        (x) the difference between the High Value and the Actual Value over (y) the difference between the High Value and the Low Value, and the Parent will be responsible for the remainder of the fees and expenses.

            (v) If, based on the Final Adjustment Schedule as finally determined pursuant to this Section 2.7(f), the Net Assets of the Company as of the close of business on the Closing Date is greater or less than United States negative One Hundred and Sixty-Five Thousand Dollars (US $-165,000), the aggregate amounts payable by the Parent pursuant to the Convertible Debenture shall be deemed to be adjusted by such deficit or such excess.

      (g) The Deposit. The total amount of the Deposit is Cdn.$750,000. The Deposit shall not be deemed to be a payment to the Shareholders as a part of the Merger Consideration. The Parties acknowledge that the initial Cdn.$450,000 of the Deposit was a fee paid to the Company as an inducement to execute the letter of intent with the Parent dated March 24, 2003 and shall only be returned to the Parent pursuant to the provisions of Section 9. Upon execution of this Agreement, the remaining Cdn.$300,000 of the Deposit shall be paid to the Company and shall be used by the Company to fund its operations. The Deposit may not be applied to the repayment of an Indebtedness owed by the Company to any member of the Targeted Affiliated Group.

      (h) Outstanding Merger Sub Shares to be Converted. Each issued and outstanding share of capital stock of Merger Sub shall be converted into one share of common stock of the Surviving Corporation.

      (i) Outstanding Options to Purchase Company Shares. At the Effective Time, each outstanding option to purchase shares in the capital stock of the Company granted pursuant to the Company's 2001 Stock Option Plan (the "OPTION PLAN") shall terminate. All outstanding and unvested options shall vest immediately prior to the Effective Time. All outstanding options, unless exercised prior to the Effective Time, shall be cancelled as of the Effective Time.

      (j) Shareholders' Rights under Washington Law. Holders of Company Shares who have complied with all the requirements for perfecting dissenters' rights, as required under Washington Law, shall be entitled to their rights under Washington Law with respect to such shares (the "DISSENTING SHARES"). Notwithstanding the foregoing, if any holder of Dissenting Shares shall effectively withdraw or lose (through failure to perfect or otherwise) the right to dissent, then, as of the later of the Effective Time and the occurrence of such event, such holder's shares shall automatically be converted into and represent only the right to receive the Merger Consideration to which such holder is then entitled under this Agreement and Washington Law, without interest thereon and upon surrender of the certificates representing such shares. Notwithstanding any provision of this Agreement to the contrary, any Dissenting Shares held by a Shareholder who has perfected dissenter's rights for such shares in accordance with Washington Law shall not be converted into Merger Consideration.

      (k) No Dividends. No dividends or other distributions declared or made with respect to Parent Shares with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificates with respect to the Parent Shares represented thereby (if any), and no cash payment in lieu of fractional shares shall be paid to any such holder, until such holder surrenders such Certificates in accordance with this Section 2.7 (at which time such holder shall be entitled to receive all such dividends and distributions and such cash payment).

      (l) No Fractional Shares. No fractional shares of Parent Shares shall be issued in connection with the Merger, and no certificates for any such fractional shares shall be issued. In lieu of such fractional shares, any holder of Company Shares who would otherwise be entitled to receive a fraction of a share of Parent Shares (after aggregating all such fractional shares of Parent Shares issuable to such holder) shall, upon surrender of such holders Certificates, be paid the dollar amount (rounded to the nearest whole cent), determined by multiplying such fraction by the conversion price used pursuant to
            Section 2.7(c).

2.8   SHAREHOLDER REPRESENTATIVE.

      The shareholders of the Company, by approving the Merger at a special meeting of shareholders or by written consent of the Shareholders, will be deemed to have irrevocably authorized and appointed Targeted (the "SHAREHOLDER REPRESENTATIVE") for the purpose of acting on behalf of the Shareholders with respect to the transactions contemplated by this Agreement, including without limitation, acting as transfer agent for the Company Shares, administering the Merger Consideration, as adjusted, as set forth in Section 2.7 above, making decisions with respect to indemnity claims and amendments to this Agreement or any ancillary agreements, and acting on behalf of the Shareholders with respect to the transaction contemplated by the Convertible Debenture as such Shareholders' administrative agent.

3.    REPRESENTATIONS AND WARRANTIES OF THE COMPANY AND THE PRINCIPAL
      SHAREHOLDERS.

      The Company and the Principal Shareholders, jointly and severally, represent and warrant to the Parent and to Merger Sub that the statements contained in this Section 3 are true, correct and complete as of the date hereof and will be true, correct and complete as of the Closing Date, except as specified to the contrary in the corresponding paragraph of the disclosure schedule prepared by the Company and the Principal Shareholders and initialled by the Parent (the "COMPANY DISCLOSURE SCHEDULE"). The Company Disclosure Schedule will be arranged in paragraphs corresponding to the lettered and numbered paragraphs contained in this Section 3.

      (a) Organization of the Company. The Company is a corporation duly organized, validly existing and authorized to do business in the corporate form under the laws of the State of Washington and is duly qualified to conduct business in every jurisdiction where such qualification is required, except where the lack of such qualification would not have a Material Adverse Effect. The Shareholders are as of the date hereof, and will be as of the Closing Date, the sole record holders of the outstanding Company Shares (except for such persons who may receive shares pursuant to the exercise of currently outstanding options). The Company has all necessary power and authority to conduct its Business in the manner in which its Business is currently being conducted and in the manner in which its Business is proposed to be conducted.

      (b)   Charter Documents; Records.

            (i) The Company has delivered to the Parent accurate and complete copies of:

                  (A) the Company's articles of incorporation and bylaws, including all amendments thereto;

                  (B) records relating to Company Shares, which contain a complete and correct record of all issuances and transfers of equity interests and Equity Rights of the Company;

                  (C) the minutes and other records of the meetings and other proceedings, including any action taken by written consent or otherwise without a meeting of the shareholders of the Company, the board of directors of the Company, and all committees of the board of directors of the Company.

            (ii) There have been no meetings or other proceedings of the shareholders, the board of directors, or any committee of the board of directors of the Company that are not fully reflected in such minutes or other records.

            (iii) The books of account, stock records, minute books, and other records of the Company are accurate, up to date, and complete, and have been maintained in accordance with sound and prudent business practices.

      (c) Authorization of Transaction. Each of the Company and the Principal Shareholders has the full power and authority to execute and deliver this Agreement and subject to approval by the shareholders of the Company to perform its obligations hereunder. Without limiting the generality of the foregoing, the board of directors of each of the Company and Targeted have duly authorized the execution, delivery, and performance of this Agreement by the Company and Targeted, respectively. This Agreement constitutes a valid and legally binding obligation of each of the Company and Principal Shareholders, enforceable in accordance with its terms and conditions, except as limited by (i) applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting the enforcement of creditors' rights generally and (ii) general principles of equity, regardless of whether asserted in a proceeding in equity or at law. Other than filing the Articles of Merger with the Washington Secretary of State, neither the Company nor Targeted need give any notice to, make any filing with, or obtain any authorization, consent, or approval of any Governmental Body in order for the Parties to consummate the transactions contemplated by this Agreement.

      (d) Noncontravention. Neither the execution nor the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will (i) violate (1) any material constitution, statute, law, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, Governmental Body, or court to which the Company is subject or (2) any provision of the constating documents, board resolutions or shareholder resolutions of the Company or (ii) conflict with, result in a violation of, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which the Company is a party or to the knowledge of the Company and the Principal Shareholders by which it is bound or to which any of its assets is subject (or result in the imposition of any Security Interest upon any of its assets) or (iii) give any Governmental Body or other Person a valid right to challenge this Agreement or any of the transactions contemplated hereby or to exercise any remedy or obtain any relief under any Legal Requirement or any Order to which the Company or any of its assets are subject.

      (e) Brokers' Fees. The Company has not incurred any Liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement.

      (f) Title to Assets. Other than Intellectual Property and the assets set forth in the Financial Statements, the Company has no assets. All of the assets of the Company, other than Intellectual Property, which are necessary and sufficient or material to conduct the Business as presently conducted are owned by a third party (the "THIRD PARTY ASSETS"). The Third Party Assets are listed in Section 3(f) of the Company Disclosure Schedule and are the subject of the Transition Services Agreement. The Third Party Assets, together with the Intellectual Property are all of the assets used by the Company or necessary to conduct the Business as presently conducted. Each such tangible asset listed in Section 3(f) of the Company Disclosure
            Schedule is free from any known material defects, has been maintained in accordance with normal industry practice, is in good operating condition and repair (subject to normal wear and tear) and is suitable for the purposes for which it is presently used.

      (g) Capitalization; Company Shares. Section 3(g) of the Company Disclosure Schedule sets forth the number of authorized, issued, and outstanding equity securities of the Company and indicates the record and beneficial owners of such securities. The equity securities of the Company set forth on Section 3(g) of the Company Disclosure Schedule constitute all of the issued and outstanding shares of the Company and are duly and validly issued, fully paid and non-assessable and held of record, by the Shareholders set forth on Section 3(g) of the Company Disclosure Schedule free and clear of any Security Interests, and none of such equity securities are subject to, nor have any been issued in violation of, pre-emptive, rights of first offer, or similar rights, whether arising under the constating documents of the Company, or by contract of which the Company is a party or of which the Company and the Principal Shareholders have knowledge. Other than Indebtedness to Targeted, the Company is not the maker or obligor in respect to any Indebtedness owed to any current or former shareholder or other equity interest holder of the Company, or to any other member of the Targeted Affiliated Group. All issuances, sales and repurchases of equity interests by the Company have been effected in compliance with all applicable federal and state securities laws. The share ledger and other corporate records of the Company contain a complete and correct record of all issuances and transfers of equity interests of the Company. There are no pre-emptive, rights of first offer, or similar rights on the part of any holder of any Company Shares. Except as disclosed in Section 3(g) of the Company Disclosure Schedule, no options, warrants, conversion or other rights, agreements, commitments, arrangements or understandings of any kind obligating the Company, contingently or otherwise, to issue or sell any shares of its common stock or any securities convertible into or exchangeable for any such shares or any other securities, are outstanding, and no such authorizations therefor have been given. The Company and the Principal Shareholders have no Knowledge of any condition or circumstance that would, directly or indirectly, give rise to or provide a basis for the assertion of a claim by any Person to the effect that such Person is entitled to acquire or receive any shares of capital stock or other securities of the Company.

      (h) Financial Statements. Attached as Section 3(h) of the Company Disclosure Schedule are unaudited balance sheets and statements of income, cumulative deficit, changes in shareholders' equity and income and cash flow of the Company as of December 31, 2003, December 31, 2002, and December 31, 2001, and unaudited interim balance sheets and statements of income, cumulative deficit, changes in shareholders' equity and income and cash flow of the Company through February 29, 2004 (together, "FINANCIAL STATEMENTS").

            (i) Each of the Financial Statements is true, correct, complete and consistent with the books and records of the Company. Each of the Financial Statements has been prepared in accordance with GAAP applied on a consistent basis throughout the periods covered thereby and presents fairly the financial condition and results of operations and cash flows of the Company at the dates and for the periods specified, subject, in the case of unaudited financial statements, to the absence of notes and the absence of normal recurring year-end adjustments and procedures (none of which require material adjustment or are inconsistent with past practice).

            (ii) The Company does not have any debt, liability or obligation of any nature, whether accrued, absolute, contingent or otherwise, and whether due or to become due, that is not reflected or reserved against in the Financial Statements. Accounts payable reflected in the Financial Statements have arisen from bona fide transactions. All debts, liabilities and obligations of the Company incurred after the date of the Financial Statements were incurred in the Ordinary Course of Business, arose from bona fide transactions, and are usual and normal in amount both individually and in the aggregate. The Company is not directly or indirectly liable to or obligated to provide funds in respect of or to guaranty or assume any obligation of any person except to the extent reflected and fully reserved against in the Financial Statements. Except as set forth in the Financial Statements, all liabilities of the Company can be prepaid without penalty at any time.

            (iii) The loans, notes and accounts receivable reflected in the
                  Financial Statements and all such loans, notes and accounts receivable arising after the applicable dates of the Financial Statements arose, and have arisen, from bona fide transactions, and the bad debt reserves established in connection with such loans, notes, and accounts receivable are in accordance with GAAP applied on a consistent basis.

      (i) Events Subsequent to December 31, 2003. Since December 31, 2003, there has not been any change resulting in a Material Adverse Effect on the Business, assets, Liabilities, financial condition, operations, net income or results of operations of the Company taken as a whole. Except in accordance with this Agreement and without limiting the generality of the foregoing, since that date, the
            Company:

         (i) has not sold, leased, transferred, or assigned any of its assets, tangible or intangible;

         (ii) has not entered into any agreement, contract, lease, or license (or series of related agreements, contracts, leases, and licenses) either involving more than US$20,000 or outside the Ordinary Course of Business;

         (iii) has not, and, to the Knowledge of the Company and the Principal Shareholders, no party has, accelerated, terminated, modified, or cancelled any agreement, contract, lease, or license (or series of related agreements, contracts, leases, and licenses) involving more than US$20,000 to which the Company is a party or by which it is bound;

         (iv) has not imposed or permitted any Security Interest upon any of its assets, tangible or intangible;

         (v) has not made any distribution or any capital expenditure (or series of related capital expenditures) either involving more than US$20,000 or outside the Ordinary Course of Business;

         (vi) has not made any capital investment in, any loan to, or any acquisition of the securities or assets of, any other Person;


         (vii) has not issued any note, bond, or other debt security or created, incurred, assumed, or guaranteed any Indebtedness;

         (viii) has not delayed or postponed the payment of accounts payable or other Liabilities outside of the Ordinary Course of Business;

         (ix) has not cancelled, compromised, waived, or released any right or claim (or series of related rights and claims) in excess of US$20,000 outside the Ordinary Course of Business other than the Subscription Agreement and Release with Itochu Corporation dated February 9, 2004;

         (x) has not granted any license or sublicense of any rights under or with respect to any Intellectual Property;

         (xi) has not changed or authorized any change in its articles of incorporation, bylaws, or similar charter documents or been a party to an Acquisition Transaction, recapitalization, reclassification of shares, stock split, reverse stock split or similar transaction;

         (xii) has not experienced any material damage, destruction, or loss (whether or not covered by insurance) to its property;

         (xiii) has not made any loan to, or entered into any other transaction with, any of its directors, officers, and employees;

         (xiv) has not adopted, amended, modified or terminated any bonus, profit-sharing incentive, severance, or other plan, contract, or commitment for the benefit of any of its directors, officers, and employees (or taken any such action with respect to any other Employee Benefit Plan);

         (xv) has not made any other change in employment terms for any of its directors, officers, and employees, including any increase in compensation;

         (xvi) has not made or pledged to make any charitable or other capital contribution;

         (xvii) has not suffered or experienced any other occurrence, event, incident, action, failure to act, or transaction outside the Ordinary Course of Business;

         (xviii) has not declared or paid any dividend or other distribution, whether in cash or other property; and

         (xix)    has not entered into a commitment to do any of the foregoing.

      (j) Undisclosed Liabilities. The Company has no Liability (and to the Knowledge of the Company and the Principal Shareholders there is no basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim or demand against the Company giving rise to any Liability), except for (i) Liabilities set forth on the face of the Financial Statements, and (ii) Liabilities which have arisen after the date of the Financial Statements in the Ordinary Course of Business (none of which results from, arises out of, or was caused by any breach of contract, breach of warranty claims, product liability, tort, infringement, or violation of law), (iii) Liabilities which will arise from and after the Closing Date in the Ordinary Course of Business under contracts, instruments and similar obligations of the Company to be performed following the Closing Date and (iv) Liabilities set forth on Section 3(j) of the Company Disclosure Schedule ("UNDISCLOSED LIABILITIES").

      (k) Legal Compliance. Except as set forth on Section 3(k) of the Company Disclosure Schedule, the Company (or parties under contractual obligation to the Company) now holds, and as of the Closing Date will hold, all licenses, certificates, approvals and permits from all state, United States, foreign and other regulatory authorities, including but not limited to the FDA and any foreign regulatory authorities performing functions similar to those performed by the FDA, that are material to the conduct of the Business of the Company (as such Business is currently conducted), except for such licenses, certificates, approvals and permits the failure of which to hold would not have a Material Adverse Effect on the Business of the Company, all of which are valid and in full force and effect (and there is no proceeding pending or, to the Knowledge of the Company and the Principal Shareholders, threatened which may cause any such license, certificate, approval or permit to be withdrawn, cancelled, suspended or not renewed). To the Knowledge of the Company and the Principal Shareholders, the Company is not in violation of any material law, order, rule, regulation, writ, injunction or decree of any court or governmental agency or body, including, but not limited to, those promulgated by the FDA. To the Knowledge of the Company and the Principal Shareholders, no event has occurred and no condition or circumstance exists, that might with or without notice or lapse of time constitute or result directly or indirectly in a material violation by the Company, or a failure on the part of the Company to comply with any Legal Requirement, and the Company has not received, at any time, any notice or other communication in writing or otherwise from any Governmental Body or any other Person regarding (i) any actual, alleged, or potential violation of, or failure to comply with any Legal Requirement, or (ii) any actual, alleged, possible or potential obligation on the part of the Company to undertake or bear all or any portion of the cost of, any cleanup or remedial, corrective or response action of any nature. No prior notice, consent or waiver from any Person, other than the consents and waivers listed on Schedule B are required to consummate the transactions contemplated in this Agreement.

      (l) Clinical Trials. All clinical studies and tests (including, but without limitation the human clinical trials and animal studies) conducted by the Company or in which the Company has participated are set forth in Section 3(l) of the Company Disclosure Schedule, and, to the Knowledge of the Company and the Principal Shareholders, such studies, to the extent the study IND application was held by the Company, and tests that were conducted on behalf of the Company, were and, if still pending, are being conducted in all material respects (i) in accordance with the protocols, procedures and controls for such studies and tests of new medical devices or biologic products, as the case may be, and (ii) in accordance with all applicable laws, rules and regulations; the descriptions of the results of such studies and tests are set forth in Section 3(l) of the Company Disclosure Schedule and are accurate, complete and fair, and neither the Company nor the Principal Shareholders has Knowledge of any other studies or tests, the results of which call into question the results described or referred set forth is Section 3(l) of the Company Disclosure Schedule, and the Company has not received any notices or correspondence from the FDA or any other governmental agency requiring the termination, suspension or modification of any studies, to the extent the study IND application was held by the Company, or tests conducted by, or on behalf of, the Company or in which the Company has participated that are set forth in Section 3(l) of the Company Disclosure Schedule that would cause the Company to change the descriptions in Section 3(l) of the Company Disclosure Schedule;

      (m)   Tax Matters.

         (i) The Targeted Affiliated Group has filed all Tax Returns that it was required to file under applicable laws and regulations for each taxable period during which the Company (or its predecessors) was a member of such Affiliated Group. The Company has filed all Tax Returns that it was required to file. All such Tax Returns were correct and complete in all material respects and have been prepared in substantial compliance with all applicable laws and regulations. All material Taxes due and payable by the Company (whether or not shown on any Tax Return), except for sales or use Taxes reflected on the Closing Date Balance Sheet, have been paid. No claim has ever been made by an authority in a jurisdiction where the Company does not file Tax Returns that the Company is or may be subject to taxation by that jurisdiction. There are no Security Interests on any of the assets of the Company that arose in connection with any failure (or alleged failure) to pay any Tax. The Company has not been a member of an Affiliated Group (other than a group the common parent of which was Targeted) that has filed a "consolidated return" within the meaning of Code Section 1501, or has filed a combined or consolidated return with another entity with any other taxing authority.

         (ii) Each member of the Targeted Affiliated Group has made all withholdings of Taxes required to be made in connection with amounts paid or owing to any employee, independent contractor, creditor, shareholder, or other third party and such withholdings have either been paid to the appropriate governmental agency or set aside in appropriate accounts for such purpose.

         (iii) There is no dispute or claim concerning any material Income Tax liability of the Targeted Affiliated Group for any taxable period during which the Company (or its predecessors) was a member of such Affiliated Group either (A) claimed or raised by any governmental tax authority in a writing or (B) as to which Targeted or any of its officers responsible for Tax matters has Knowledge based upon personal contact with any agent of such tax authority. Neither Targeted nor any officer responsible for Tax matters of the Company expects any tax authority to assess any additional Taxes against the Company or for which the Company may be liable for any period for which Returns have been filed. The Company is not currently under audit with respect to Taxes by any tax authority, and has not received any notice or other indication that any tax authority is considering assessing any additional Taxes for any period for which Tax Returns have been filed since inception of the Company. There is no dispute or claim concerning any Tax Liability of the Company either (A) claimed or raised by any tax authority in writing or (B) as to which the Company has Knowledge based upon personal contact with any agent or representative of such tax authority. Section 4(m) of the Company Disclosure Schedule lists all material federal, state, local, and foreign income Tax returns filed with respect to the Company for taxable periods ended on or after the inception of the Company, indicates those Tax Returns that have been audited, and indicates those Tax Returns that currently are the subject of audit. The Company has delivered to the Parent true, correct and complete copies of all material federal and foreign income Tax Returns, examination reports, and statements of deficiencies assessed against or agreed to by the Company.

         (iv) No member of the Targeted Affiliated Group has waived any statute of limitations in respect of Income Taxes or agreed to any extension of time with respect to an Income Tax assessment or deficiency. The Company has not waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

         (v) The Company has not filed a consent under Code Section 341(f) concerning collapsible corporations. The Company is not a party to any agreement, contract, arrangement or plan that has resulted or would result, separately or in the aggregate, in the payment of any "excess parachute payment" within the meaning of Code Section 280G (or any corresponding provision of state, local or foreign Tax law). The Company has not been a United States real property holding corporation within the meaning of Code Section 897(c)(2) during the applicable period specified in Code Section 897(c)(1)(A)(ii). Each member of the Targeted Affiliated Group has disclosed on its federal Income Tax Returns all positions taken therein that could give rise to a substantial understatement of federal Income Tax within the meaning of Code Section 6662. The Company (or its predecessors) (x) has not been a member of an Affiliated Group filing a consolidated federal Income Tax Return (other than a group the common parent of which was Targeted) and (y) has no liability for the Taxes of any Person (other than the Company and the Targeted Affiliated Group) under Treasury Regulation
                  Section 1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract, or otherwise.

         (vi) The unpaid Taxes of the Company did not, as of the date of the Financial Statements, exceed the reserve for Tax liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the Financial Statements (rather than in any notes thereto). Since the date of the current Financial Statements, the Company has not incurred any liability for Taxes arising from extraordinary gains or losses, as that term is used in GAAP, outside the ordinary course of business consistent with past custom and practice.

         (vii) The Company will not be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (A) change in method of accounting for a taxable period ending on or prior to the Closing Date; (B) "closing agreement" as described in Code
                  Section 7121 (or any corresponding or similar provision of state, local or foreign Tax law) executed on or prior to the Closing Date; (C) intercompany transactions or any excess loss account described in Treasury Regulations promulgated under Code Section 1502 (or any corresponding or similar provision of state, local or foreign Tax law); (D) instalment sale or open transaction disposition made on or prior to the Closing Date; or (E) prepaid amount received on or prior to the Closing Date.

         (viii) Notwithstanding any provision to the contrary in this Agreement, with respect to the representations and warranties set forth in this Section 3(m) and the covenants contained in
                  Section 7(f) of this Agreement:

                  (A) "TARGETED AFFILIATED GROUP" shall mean a group of corporations which includes the Company and only for such period in which the Company is included in such group of corporations;

                  (B) "TAX RETURNS" when such term is used with reference to Tax Returns required to be filed by the Targeted Affiliated Group, shall only include Tax Returns which report financial data of the Company, such as revenues and expenses, but such term shall not be so limited when referring to Tax Returns required to be filed by the Company; and

                  (C) "TAX" shall only include Taxes for which the Company is directly or indirectly liable.

      (n)   Real Property. The Company does not own or lease any real property.

      (o)   Intellectual Property.

            (i) The Company owns, or has the right to use pursuant to license, sublicense, agreement, or permission, all of the Intellectual Property necessary or used in the operation of the Business as presently conducted or as proposed to be conducted, and is not a party to any unwritten or implied licenses. The

                  Shareholders and each director, officer, employee, or independent contractor of the Company have heretofore transferred to the Company all right, title and interest of such person in and to any Intellectual Property used or necessary for the operation of the Business as presently conducted or as proposed to be conducted. Each item of Intellectual Property owned or used by the Company immediately prior to the Closing hereunder will be owned or available for use by the Surviving Corporation and the Parent on identical terms and conditions immediately subsequent to the Closing hereunder. Except with respect to those Liabilities arising under those licenses, sublicenses, agreements, or permissions for Intellectual Property to which the Company is a party and which Intellectual Property is owned by a third party, as set forth on Section 3(o)(iv) of the Company Disclosure Schedule, the Company has no Liability to any Person with respect to the Intellectual Property, or with respect to the license, distribution, use, creation, development, design, implementation, or adaptation of the Intellectual Property to the Business. The Company has not developed jointly with any other Person, any Intellectual Property that is material to the Business of the Company and with respect to which such other Person has any rights. The Company has not granted or permitted any government agency or instrumentality, foreign or domestic, to obtain unlimited or government purpose license rights or any ownership interest in any technical data or invention belonging to the Company.

            (ii) To the Knowledge of the Company and the Principal Shareholders, the Company has not interfered with, infringed upon, misappropriated, or otherwise come into conflict with any Intellectual Property rights of third parties, and to the Knowledge of the Company and the Principal Shareholders, neither the Company nor the Shareholders have ever received any charge, complaint, claim, demand, or notice alleging any such interference, infringement, misappropriation, or violation (including any claim that the Company must license or refrain from using any Intellectual Property rights of any third party). To the Knowledge of the Company and the Principal Shareholders, no third party has interfered with, infringed upon, misappropriated, or otherwise come into conflict with any Intellectual Property rights of the Company.

            (iii) Section 3(o)(iii) of the Company Disclosure Schedule
                  identifies each patent or registration which has been issued or transferred to the Company with respect to any of the Company's Intellectual Property, identifies each pending patent application for registration which the Company has made with respect to any of the Company's Intellectual Property, and identifies each license, agreement, or other permission which the Company has granted to any third party with respect to any of the Company's Intellectual Property. The Company has delivered to the Parent true, correct and complete copies of all such patent, trademark and copyright registrations, applications, licenses, agreements, and permissions (as amended to date) and has made available to the Parent true, correct and complete copies of all other written documentation evidencing ownership and prosecution (if applicable) of each such item.
                  Section 3(o)(iii) of the Company Disclosure Schedule also identifies each trade name or unregistered trademark used by the Company in connection with the Business. With respect to each item of Intellectual Property required to be identified in Section 3(o)(iii) of the Company Disclosure Schedule:

                  (A) the Company possess all right, title, and interest in and to the item, free and clear of any Security Interest, license, or other restriction;

                  (B) the item is not subject to any outstanding injunction, judgment, order, decree, ruling, or charge;

                  (C) no action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand is pending or, to the Knowledge of the Company or the Principal Shareholders, threatened, which challenges the legality, validity, enforceability, use, ownership of the item; and

                  (D) the Company has never agreed to indemnify any Person for or against any interference, infringement, misappropriation, or other conflict with respect to the item.

            (iv) Section 3(o)(iv) of the Company Disclosure Schedule identifies each item of Intellectual Property that any third party owns and that the Company uses or distributes pursuant to license, sublicense, agreement, or permission. The Company has delivered to the Parent true, correct and complete copies of all such licenses, sublicenses, agreements, and permissions (as amended to date). With respect to each item of Intellectual Property required to be identified in Section 3(o)(iv) of the Company Disclosure Schedule:

                  (A) the license, sublicense, agreement, or permission covering the item is legal, valid, binding, enforceable, and in full force and effect, except as limited by (i) applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting the enforcement of creditors' rights generally and (ii) general principles of equity, regardless of whether asserted in a proceeding in equity or at law;

                  (B) the license, sublicense, agreement, or permission will continue to be legal, valid, binding, enforceable, and in full force and effect, except as limited by (i) applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting the enforcement of creditors' rights generally and (ii) general principles of equity, regardless of whether asserted in a proceeding in equity or at law on identical terms following the consummation of the transactions contemplated hereby;

                  (C) neither the Company, nor to the Knowledge of the Company and the Principal Shareholders, any other party to the license, sublicense, agreement, or permission, is in breach or default thereunder, and no event has occurred which with notice of lapse of time would constitute a breach or default or permit termination, modification, or acceleration thereunder;

                  (D) the Company has not, and to the Knowledge of the Company and the Principal Shareholders, no other party to the license, sublicense, agreement, or permission has, repudiated any provision thereof;

                  (E) with respect to each sublicense, the representations and warranties set forth in subsections (A) through (D) above are true and correct with respect to the underlying license;

                  (F) the underlying item of Intellectual Property is not subject to any outstanding injunction, judgment, order, decree, ruling, or charge;

                  (G) no action, suit, proceeding, hearing, investigation, charge, complaint, claim or demand is pending or, to the Knowledge of the Company and the Principal Shareholders, threatened, which challenges the legality, validity, or enforceability of the underlying item of Intellectual Property or alleges infringement by such item of any Intellectual Property rights of any third party; and

                  (H) the Company has not granted any sublicense or similar right with respect to the license, sublicense, agreement, or permission.

      (p)   Software.

            (i)   The Company does not own any software.

            (ii) Section 3(p)(ii) of the Company Disclosure Schedule sets forth under the caption "Licensed Software" a true, correct and complete list of all computer programs licensed to the Company by another person (the "LICENSED SOFTWARE") and the license agreements for such programs, whether integrated or bundled with any other software or as a separate stand-alone product. Such license agreements are in full force and effect, unamended by written or oral agreement, and the Company is entitled to the full benefits and advantages of the License Agreements in accordance with their respective terms, except as limited by (i) applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting the enforcement of creditors' rights generally and (ii) general principles of equity, regardless of whether asserted in a proceeding in equity or at law, and in good standing and there has not been any default by any party thereto.

      (q) Use of Intellectual Property. To the Knowledge of the Company and the Principal Shareholders, neither the existence nor the sale, license, lease, transfer, use, reproduction, distribution, modification or other exploitation by the Company or any of its successors or assigns of any Intellectual Property, as such Intellectual Property is or was, or is currently contemplated to be sold, licensed, leased, transferred, used or otherwise exploited by such persons, does, did or will (A) constitute a misuse or misappropriation of any trade secret or proprietary information of any other person or a violation of any relevant agreement governing the license of the Intellectual Property, or (B) entitle any other person to any interest therein, or right to compensation from the Company, or any of its respective successors or assigns, by reason thereof. The Company has not received any complaint, assertion, threat or allegation or otherwise has notice of any lawsuit, claim, demand, proceeding or investigation involving matters of the type contemplated by the immediately preceding sentence or has Knowledge of any facts or circumstances that could reasonably be expected to give rise to any such lawsuit, claim, demand, proceeding or investigation. Except with respect to Intellectual Property that is licensed by the Company from third parties, there are no restrictions on the ability of the Company, any of its successors or assigns to sell, license, lease, transfer, use, reproduce, distribute, modify or otherwise exploit any Intellectual Property.

      (r) Contracts. Section 3(r) of the Company Disclosure Schedule lists the following contracts and other agreements, written or oral, to which the Company is a party other than licenses involving Intellectual Property disclosed in Section 4(o)(iii) and 4(o)(v) of the Company Disclosure Schedule:

         (i) any agreement (or group of related agreements) for the lease of personal property to or from any Person providing for lease payments in excess of US$20,000 per annum;

         (ii) any agreement (or group of related agreements) for the purchase or sale of raw materials, commodities, supplies, products, or other personal property, or for the furnishing or receipt of services, the performance of which will extend over a period of more than one year, or which to the Knowledge of the Company and the Principal Shareholders, will result in a loss to the Company, or which involves consideration, in excess of US$20,000;

         (iii) any agreement with a foreign, federal, state, or local government agency or instrumentality, whether foreign or domestic;

         (iv)     any agreement concerning a partnership or joint venture;

         (v) any agreement (or group of related agreements) under which any of them have created, incurred, assumed, or guaranteed any Indebtedness, under which any of them have imposed a Security Interest on any of their assets, tangible or intangible;

         (vi) any agreement concerning confidentiality or noncompetition except those entered into in the Ordinary Course of Business with Employees of the Company;

         (vii) any agreement involving the Shareholders to which the Company is a party;

         (viii) any profit sharing, stock option, stock purchase, stock appreciation, deferred compensation, severance, or other plan or arrangement for the benefit of any of its current or former directors, officers, and employees;

         (ix) any agreement under which the Company has advanced or loaned any amount in excess of US$20,000 to any of its directors, officers, and employees;

         (x) any agreement under which the consequences of a default or termination would have a Material Adverse Effect or an obligation in the amount of US$20,000 or more; or

         (xi) any other agreement (or group of related agreements) the performance of which involves consideration in excess of US$20,000.

            The Company has delivered to the Parent a true, correct and complete copy of each written agreement listed in Section 3(r) of the Company Disclosure Schedule (as amended to date) and a written summary setting forth the terms and conditions of each oral agreement referred to in Section 3(r) of the Company Disclosure Schedule. With respect to each such agreement: (A) the agreement is legal, valid, binding, enforceable, and in full force and effect, subject to (i) applicable bankruptcy, insolvency, reorganization, moratorium or other laws of general application affecting the enforcement of creditors' rights generally and (ii) general principles of equity, regardless of whether asserted in a proceeding in equity or at law;
            (B) to the Knowledge of the Company and the Principal Shareholders, the agreement will continue to be legal, valid, binding, enforceable, and in full force and effect on identical terms following the consummation of the transactions contemplated hereby, subject to (i) applicable bankruptcy, insolvency, fraudulent conveyance or transfer, reorganization, arrangement, moratorium or other similar laws from time to time affecting creditor's rights generally and (ii) general principals of equity, regardless of whether asserted in a proceeding in equity or at law; (C) the Company is not, and to the Knowledge of the Company and the Principal Shareholders, no other party, is in material breach or default, and no event has occurred which with notice or lapse of time would constitute a material breach or default, or permit termination, modification, or acceleration, under the agreements;
            (D) no party has repudiated or waived any provision of the agreement; (E) such agreement does not prohibit or require consent in the event of a change of control of the Company; (F) no agreement requires performance the cost of which will exceed payments scheduled to be received; and (G) to the Knowledge of the Company and the Principal Shareholders, no claim or setoff has been or is expected to be asserted under or against such agreement; and (H) no renegotiations, attempts to renegotiate have occurred and there are no outstanding rights to renegotiate.

      (s) Powers of Attorney. To the Knowledge of the Company and the Principal Shareholders, there are no outstanding powers of attorney executed on behalf of the Company.

      (t) Insurance. Section 3(t) of the Company Disclosure Schedule sets forth the following information with respect to each insurance policy (including policies providing property, casualty, liability, and workers' compensation coverage and bond and surety arrangements) to which the Company has been a party, a named insured, or otherwise the beneficiary of coverage at any time during the past three years:

            (i)   the name, address, and telephone number of the agent;

            (ii) the name of the insurer, the name of the policyholder, and the name of each covered insured;

            (iii) the policy number and the period of coverage;

            (iv) the scope (including an indication of whether the coverage was on a claims made, occurrence, or other basis) and amount (including a description of how deductibles and ceilings are calculated and operate) of coverage;

            (v) a description of any retroactive premium adjustments or other loss-sharing arrangements; and

            (vi) a summary of the loss experience under the policy and a statement describing each claim brought under the policy, which sets forth the name of the claimant and a description of the claim.

            With respect to each such insurance policy: (A) all policy premiums due to date have been paid in full, and to the Knowledge of the Company and the Principal Shareholders, the policy is legal, valid, binding, enforceable, and in full force and effect with respect to the periods for which it purports to provide coverage subject to (i) applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting the enforceability of creditors' rights generally and (ii) general principles of equity, regardless of whether asserted in a proceeding in equity or at law;
            (B) the Company or, to the Knowledge of the Company and the Principal Shareholders, any other party to the policy, is in breach or default (including with respect to the payment of premiums or the giving of notices), and no event has occurred which, with notice or the lapse of time, would constitute such a breach or default, or permit termination, modification, or acceleration, under the policy; and
            (C) no party to the policy has repudiated any provision thereof.
            Section 4(t) of the Company Disclosure Schedule describes any self-insurance arrangements affecting the Company.

      (u)   Litigation. The Company:

            (i) is not subject to any outstanding injunction, judgment, order, decree, ruling, or charge; and

            (ii) is not a party and, to the Knowledge of the Company and the Principal Shareholders, has not been threatened to be made a party to any action, suit, proceeding, hearing, or investigation of, in, or before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator.

      (v) Product Liability. There are no existing or, to the Knowledge of the Company and the Principal Shareholders, threatened, claims against the Company arising out of any injury to individuals or property as a result of the ownership, possession, or use of any product manufactured, sold, leased, or delivered by the Company which could result in Liability to the Company and the Company has no Knowledge of a reasonable basis for any such claim.

      (w) Employees. Section 3(w) of the Company Disclosure Schedule sets forth (i) the name and the current annual salary (or hourly wage), including any bonus or commitment to pay any other amount or benefit in connection with a termination of employment, if applicable, (ii) the date of execution of each employee's invention disclosure and confidentiality agreement and (iii) the specific identity of the employing entity, of all present employees, consultants, and independent contractors employed by the Company. To the Knowledge of the Company and the Principal Shareholders, no executive, key employee, or group of employees has any plans to terminate employment with the Company. The Company is not a party to or bound by any collective bargaining agreement, nor has it experienced any strikes, grievances, claims of unfair labour practice. The Company and the Principal Shareholders have no Knowledge of any organizational effort presently being made or threatened by or on behalf of any labour union with respect to the Company's employees. There are no written employment or similar agreements for a fixed term between any employee of the Company and the Company.

      (x)   Employee Benefits.

         (i) Except for members of the Targeted Affiliated Group, no other corporation, trade, business, or other entity, would, together with the Company constitute a single employer within the meaning of Code Section 414.

         (ii) Section 3(x) of the Company Disclosure Schedule contains a true and complete list of all of the Employee Benefit Plans which are presently in effect or which have previously been in effect (the "COMPANY PLANS").

         (iii) Each Company Plan has been administered in all material respects in accordance with its terms and is in compliance in all material respects with the applicable provisions of U.S. federal and state law. All reports, returns and similar documents required to be filed with any governmental agency or distributed to any participant of each Company Plan have been duly and timely filed or distributed in all material respects.

         (iv) No actions, suits or claims (other than routine claims for benefits in the ordinary course) are pending or, to the Knowledge of the Company and the Principal Shareholders, threatened, with respect to any Company Plan and no event or condition exists or may be reasonably expected to occur which would result in the Company having any liability in respect of any Company Plan not reflected on the Financial Statements.

         (v) No statement either written or oral, has been made by the Company to any individual with regard to any Company Plan that was not in accordance with the respective Company Plan and that could create Tax or Liability for the Company or Company Plan.

         (vi) The Company has made all contributions or payments to or under each Company Plan required by law, or by the terms of such Company Plan.

         (vii) There is no lien outstanding upon any assets of the Company pursuant to Code Section 412(n) in favour of any Company Plan.


         (viii) The Company does not have any past, present or future obligation or liability to contribute to any multiemployer plan as defined in ERISA Section 3(37).

         (ix) the Company is not obligated, contingently or otherwise, under any agreement to pay any amount which would be treated as a "parachute payment," as defined in Code Section 280G(b) (determined without regard to Code Section 280G(b)(2)(A)(ii)).

         (x)      With respect to each of the Company Plans:

                  (A) each of the Company Plans has been established, maintained, funded and administered in all material respects in accordance with its governing documents, and any applicable provisions of ERISA, the Code, other applicable law, and all regulations promulgated thereunder;

                  (B) none of the Company Plans nor any Fiduciary has engaged in a Prohibited Transaction as defined in ERISA Section 406 or Code Section 4975 (for which no individual or class exemption exist under ERISA Section 408 or Code
                        Section 4975, respectively);

                  (C) all filings and reports as to each of the Company Plans required to have been made on or before the Closing Date to the Internal Revenue Service, or to the United States Department of Labor or to the Pension Benefit Guaranty Corporation, have been or will be duly made by that date;

                  (D) each of the Company Plans which is intended to qualify as a tax-qualified retirement plan under Code Section 401(a) has received a favourable determination letter(s) from the Internal Revenue Service as to qualification of such Company Plan for the period from its adoption through the Closing Date; nothing has occurred, whether by action or failure to act, which has resulted in or would cause the loss of such qualification; and each trust thereunder is exempt from tax pursuant to Code
                        Section 501(a);

                  (E) each of the Company Plans which is required to satisfy Code Sections 401(k)(3) or 401(m)(2) has been tested for compliance with, and has satisfied the requirements of, Code Sections 401(k)(3) and 401(m)(2) for each plan year ending prior to the Closing Date;

                  (F) no event has occurred and no condition exists relating to any of the Company Plans that would subject the Company to any Tax or Liability under Internal Revenue Service Sections 4971, 4972 or 4979, or to any Liability under ERISA Sections 502 or 4071; and

                  (G) to the extent applicable, each of the Company Plans has been funded in accordance with its governing documents, ERISA and the Code or other applicable law, has not experienced any accumulated funding deficiency (whether or not waived) and has not exceeded its full funding limitation (within the meaning of Code Section 412) at any time.

         (xi) With respect to the Company Plans which provide group health benefits to employees of the Company and are subject to the requirements of Code Section 4980B and Part 6, Subtitle B of Title I of ERISA ("COBRA"), such group health plan has been administered in every material respect in accordance with its governing documents and COBRA and with the group health plan requirements of Subtitle K, Chapter 100 of the Code and ERISA Sections 701 et. seq.

         (xii) With respect to the Company Plans which provide group health benefits to employees of the Company and are subject to the requirements of the Health Insurance Portability and Accountability Act ("HIPAA") and its implementing regulations, such group health plan has been administered in every material respect in accordance with its governing documents and HIPAA and with the group health plan requirements of 45 CFR parts 160 through 164.

         (xiii)   With respect to employee benefit matters generally:

                  (A) neither the Company, nor any person, firm or corporation which is or has been under common control of the Company within the meaning of Section 4001(b) of ERISA, maintains or contributes to or has ever maintained or contributed to any Employee Benefit Plan subject to Title IV of ERISA, or ERISA Section 302 or Code Section 412 or 4971;

                  (B)   other than the acceleration of stock options pursuant to
                        Section 2.7(i), the consummation of the transactions contemplated hereby will not accelerate or increase any Liability under any of the Company Plans because of an acceleration or increase of any of the rights or benefits to which Company Plan participants or beneficiaries may be entitled thereunder;

                  (C) the Company does not have any obligation to any retired or former employee or any current employee of the Company upon retirement or termination of employment under any Company Plans, other than such obligations imposed by COBRA; and

                  (D) any of the Company Plans which is an "employee welfare benefit plan," within the meaning of ERISA Section 3(1), may be terminated prospectively without Liability to the Company or the Parent, including, without limitation, Liability for unreported (e.g., run-off) benefit claims, premium adjustments or termination charges of any kind.

         (xiv) If any Employee Benefit Plan subject to Title IV of ERISA were terminated by the Company the fair market value of the assets of such plan as of the plan termination date would equal or exceed the plan's "benefit liabilities," as such term is defined in Section 4001(a)(16) of ERISA, assuming such funding status is determined using actuarial factors and applying such other principles that are legally required to be given effect in the context of the termination of a plan subject to Title IV of ERISA.

      (y) Guaranties. The Company is not a guarantor or otherwise liable for any Liability or obligation (including Indebtedness) of any other Person.

      (z)   Environment, Health, and Safety.

            (i) The Company has complied with all Environmental, Health, and Safety Laws, the failure to comply with which could result in Adverse Consequences in an amount in excess of US$20,000 individually or in the aggregate, and no action, suit, proceeding, hearing, investigation, charge, complaint, claim, demand, or notice has been filed or commenced against the Company alleging such failure.

            (ii) The Company has no Liability (and the Company has not handled, used, stored, treated, recycled or disposed of any Hazardous Substance, arranged for the disposal of any Hazardous Substance, exposed any employee or other individual to any Hazardous Substance or condition, or owned or operated any property or facility in any manner that could form the basis for any present or future action, suit, proceeding, hearing, investigations, charge, complaint, claim or demand giving rise to any Liability) for penalties, investigations of or damage to any site, location, body of water (surface or subsurface), or other natural resources, for any illness of or personal injury to any employee or other individual, or for any reason under any Environmental, Health, and Safety Laws.

            (iii) Except as set forth in Section 4(z)(iii) of the Company
                  Disclosure Schedule, all properties and equipment used in the Business are and in the past have been free of any amounts of asbestos, PCB's, methylene chloride, trichlorethylene, 1,2-trans-dichloroethylene, dioxins, dibenzofurans, and Extremely Hazardous Substances, the presence of which could result in Adverse Consequences.

      (aa) Certain Business Relationships with the Company. No Related Person of the Company has or has had, any interest in any property (whether real, personal, or mixed and whether tangible or intangible) used in or pertaining to the Company, or the Business. No Related Person of the Company owns or has owned (of record or as a beneficial owner) an equity interest or any other financial or profit interest in, a Person that has had business dealings or a material financial interest in any transaction with the Company, or the Business.

      (bb) Certain Payments. Neither the Company, nor any of its directors, officers, agents, or employees, nor to the Knowledge of the Company and the Principal Shareholders, any other person associated with or acting for or on behalf of the Company, has directly or indirectly
            (i) made any contribution, gift, bribe, rebate, payoff, influence payment, kickback, or other payment to any Person, private or public, regardless of form, whether in money, property or services
            (A) to obtain favourable treatment in securing business, (B) to pay for favourable treatment for business secured, (C) to obtain special concessions or for special concessions already obtained, for or in respect of the Company or any affiliate, or (D) in violation of any Legal Requirement, or (ii) established or maintained any fund or asset that has not been recorded in the books and records of the Company.

      (cc) Access. The Company and the Principal Shareholders have provided the Parent and the Parent's representatives with full and complete access to all of the Company's records and other documents and data.

      (dd) Vote Required. The affirmative vote of the holders of two-thirds (2/3) of the outstanding shares of the Company's common stock and preferred stock voting together as a single class is the only vote of the holders of any class or series of the Company's capital stock or other securities necessary to adopt this Agreement and to approve the Merger and other transactions contemplated by this Agreement.

4.    REPRESENTATIONS AND WARRANTIES OF THE PARENT AND MERGER SUB.

      The Parent and Merger Sub jointly and severally represent and warrant to the Company and the Shareholders that the statements contained in this
      Section 4 are true, correct and complete as of the date hereof and will be true, correct and complete as of the Closing Date:

      (a) Organization. The Parent is a corporation duly organized, validly existing, and in good standing under the laws of the jurisdiction of its incorporation. The Merger Sub is a corporation duly organized, validly existing and authorized to do business in a corporate form in Washington State. Each of the Parent and Merger Sub is duly qualified as a corporation to do business in every jurisdiction where such qualification is required, except where the lack of qualification would not have a Material Adverse Effect.

      (b) Authorization of Transaction. Each of the Parent and Merger Sub has full corporate power and authority to execute and deliver this Agreement and, with respect to the Parent, the Convertible Debenture, and to perform its respective obligations hereunder and thereunder. This Agreement constitutes the valid and legally binding obligation of the Parent and Merger Sub, enforceable in accordance with its terms and conditions except as limited by (i) applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting the enforcement of creditors' rights generally and (ii) general principles of equity, regardless of whether asserted in a proceeding in equity or at law. Upon the execution and delivery of the Convertible Debenture, the Convertible Debenture will constitute the valid and legally binding obligation of the Parent, enforceable in accordance with its terms and conditions, subject to applicable bankruptcy, insolvency, fraudulent conveyance or transfer, reorganization arrangement or moratorium or other similar laws from time to time affecting creditors' rights generally. As of the Closing Date, the Parent and Merger Sub will have obtained any authorization, consent, or approval of any government or governmental agencies that they require in order for the Parties to consummate the transactions contemplated by this Agreement.

      (c) Noncontravention. Neither the execution and the delivery of this Agreement, nor the Convertible Debenture, nor the consummation of the transactions contemplated hereby or thereby will (i) violate any constitution, statute, law, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which the Parent and Merger Sub is subject or any provision of the constating documents, board resolutions or shareholder resolutions of the Parent and Merger Sub or (ii) conflict with, result in a violation of, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which the Parent and Merger Sub is a party or by which it is bound or to which any of its assets is subject (or result in the imposition of any Security Interest upon any of its assets, other than that imposed by the Security Agreement) or (iii) give any Governmental Body or other Person a valid right to challenge this Agreement or any of the transactions contemplated hereby or to exercise any remedy or obtain any relief under any Legal Requirement or any Order to which the Parent and Merger Sub or any of its assets are subject.

      (d) Broker's Fees. Neither the Parent, nor Merger Sub has incurred any Liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement or the Convertible Debenture for which the Shareholders could become liable or obligated.

      (e) The Parent Shares. Assuming the representations and warranties of the Shareholders contained in the relevant Representation and Support Agreement are true and correct, upon issuance thereof to the Shareholders in accordance with Section 2.7(c), the Parent Shares will be duly and validly authorized, allotted and issued as fully-paid and non-assessable common shares in the capital of the Parent in compliance with all applicable laws including federal and provincial securities laws.

      (f) Convertible Debenture and Convertible Debenture Shares. Upon issuance thereof to the Shareholders in accordance with Section 2.7(c)(vi), the Convertible Debenture will be duly and validly created, authorized, allotted and issued in compliance with all applicable laws including federal and provincial securities laws, and the Convertible Debenture Shares will, if issued, be duly and validly authorized, allotted and issued as fully-paid and non-assessable common shares in the capital of the Parent in compliance with all applicable laws including federal and provincial securities laws.

      (g) Foreign Issuer. The Parent is a "foreign issuer" as such term is defined in Regulation S promulgated under the U.S. Securities Act.

      (h) Public Disclosure Record. All documents filed by the Parent on the System for Electronic Document Analysis and Retrieval (SEDAR) as of the applicable date of such documents contained no untrue statement of a material fact and did not omit to state a material fact that was required to be stated or that was necessary to prevent a statement that was made from being false or misleading in the circumstances in which it was made. Each of the financial statements filed by Parent on SEDAR is true, correct, complete and consistent with the books and records of Parent. Each of such financial statements has been prepared in accordance with Canadian GAAP applied on a consistent basis throughout the periods covered thereby and presents fairly the financial condition and results of operations and cash flows of Parent at the dates and for the periods specified, subject, in the case of unaudited financial statements, to the absence of notes and the absence of normal recurring year-end adjustments and procedures (none of which require material adjustment or are inconsistent with past practice). Neither Parent, nor its Board of Directors or its Audit Committee has received a report from Parent's auditors noting the existence of a material weakness nor a significant deficiency with respect to Parent's internal controls. No securities commission in any jurisdiction in which Parent is a reporting issuer has commented as to the disclosure contained in Parent's public reports, unless such comments have been resolved and are currently reflected in Parent's public reports. Parent does not currently anticipate amending or restating any of its public reports.

5.    CONDITIONS TO OBLIGATION TO CLOSE.

      (a) Conditions to Obligation of the Parent and Merger Sub. The obligation of the Parent and Merger Sub to consummate the transactions to be performed by them in connection with the Closing is subject to satisfaction of the following conditions:

         (i) the representations and warranties set forth in Section 3 above (considered collectively) and each of the representations and warranties (considered individually) shall be true and correct in all material respects at and as of the date of this Agreement and at and as of the Closing Date;

         (ii) the Company and the Principal Shareholders shall have performed and complied with all of their covenants and obligations hereunder (considered collectively) and each of such covenants and obligations hereunder (considered individually) in all material respects through the Closing;

         (iii) the Company shall have procured all of the third party consents specified on Schedule B hereto;

         (iv) no action, suit, or proceeding shall be pending or threatened before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator wherein an unfavourable injunction, judgment, order, decree, ruling, or charge would (A) prevent consummation of any of the transactions contemplated by this Agreement, (B) cause any of the transactions contemplated by this Agreement to be rescinded following consummation, or (C) affect adversely the right of the Company Shares and other Equity Rights to be cancelled upon the Merger, or Merger Sub to own the assets of the Company, or to operate the Business (and no such injunction, judgment, order, decree, ruling, or charge shall be in effect);

         (v) all filings that are required to have been made by the Parties with any Canadian, United States or other Governmental Body in order to carry out the transactions contemplated by this Agreement shall have been made and all authorizations, consents and approvals from any Canadian, United States or other Governmental Body required to carry out the transactions contemplated by this Agreement shall have been received and any applicable waiting periods (and any extensions thereof) shall have expired provided, that Parent and Merger Sub shall not be relieved of their obligations to consummate the transactions if they have not used reasonable best efforts to complete filings and seek the consents within their control;

         (vi) the Company shall have delivered to the Parent a certificate, executed by the Company to the effect that the conditions specified above in Sections 5(a)(i)-5(a)(v) have been satisfied in all respects;

         (vii) each of Alan Hardwick and Suzanne Schneider shall have entered into a definitive Employment Agreement with the Surviving Corporation (each, an "EMPLOYMENT AGREEMENT"), each containing provisions relating to non-compete obligations satisfactory to the Parent and each in form and substance and with a term reasonably satisfactory to the Parent and the same shall be in full force and effect.

         (viii)   [This section has been intentionally deleted.]

         (ix)     [This section has been intentionally deleted.]

         (x) other than the funding pursuant to Sections 6(d) and (e) the Company shall have delivered to the Parent payoff letters with respect to all other amounts due under the Indebtedness of the Company, to release Security Interests in respect to the Company and otherwise obtain clear title to the Company Shares, in form and substance reasonably satisfactory to the Parent, and the Company and the Principal Shareholders shall have satisfied all Indebtedness of the Company (including the conversion of any and all Indebtedness owing by the Company to any member of the

                  Targeted Affiliated Group into contributed capital of the Company), and the Company shall have delivered to the Parent, in form satisfactory to the Parent, evidence of the same;

         (xi) the Parent, the Company and the Shareholder Representative shall have executed and delivered the Milestone Payment Agreement (the "MILESTONE PAYMENT AGREEMENT") in form and substance as set forth in Exhibit C attached hereto, and the same shall be in full force and effect;

         (xii) the Parent, the Company and Targeted shall have executed the Transition Services Agreement (the "TRANSITION SERVICES AGREEMENT") in form and substance as set forth in Exhibit D attached hereto, and the same shall be in full force and effect;

         (xiii) the Parent shall have received from Dorsey & Whitney LLP, counsel to Targeted, opinions with respect to Targeted Genetics, the transactions contemplated hereby in form and substance as set forth in Exhibit E attached hereto, addressed to the Parent, and dated as of the Closing Date;

         (xiv) the Parent shall have received from Graham & Dunn PC, counsel to the Company, opinions with respect to the Company and the transactions contemplated hereby in form and substance set forth in Exhibit F attached hereto, addressed to the Parent, and dated as of the Closing Date;

         (xv) the Company shall have delivered to the Parent evidence reasonably satisfactory to the Parent of the termination of all Equity Rights and the release of all Liability with respect to the Equity Rights;

         (xvi) Targeted and the Company shall have taken all corporate action necessary to terminate the Company's participation in, effective no later than the day before the Closing Date, all Company Plans which are intended to qualify as tax-qualified retirement plans under Code Section 401(a), and evidence of the same shall have been delivered to the Parent;

         (xvii) the Company and the Principal Shareholders shall have executed a funds flow and settlement statement reflecting the transactions contemplated by this Agreement;

         (xviii) the Company shall have delivered to the Parent a certificate of the Secretary of the Company as to the incumbency of its officers, a copy of a certificate evidencing the incorporation and its authorization to conduct business in the State of Washington, a copy of the articles and bylaws of the Company, and a copy of the resolutions adopted by the board of directors and the Shareholders of the Company authorizing the Merger and the transactions contemplated by this Agreement;

         (xix) all actions to be taken by the Company in connection with consummation of the transactions contemplated hereby and all certificates, opinions, instruments, and other documents required to effect the transactions contemplated hereby will be reasonably satisfactory in form and substance to the Parent;

         (xx) any orders or approvals which may be required from shareholders of the Parent, and regulatory and governmental authorities required to carry out the transactions contemplated by this Agreement shall have been received and any applicable waiting periods shall have expired, including, without limitation, approvals from the Toronto Stock Exchange, including conditional listing approval of the Parent Shares and the Convertible Debenture Shares to be issued in connection with this Agreement and under the Convertible Debenture on the Toronto Stock Exchange, subject to the filing of customary documentation;

         (xxi) no Person shall have made or threatened any claim asserting that such Person may be the holder or the beneficial owner of, or may have the right to acquire or obtain beneficial ownership of, any capital stock or other securities of the Company;

         (xxii) the Shareholder Representative shall have executed and delivered the Convertible Debenture in form and substance as set forth in Exhibit A attached hereto, and the same shall be in full force and effect;

         (xxiii) the Shareholder Representative shall have executed and delivered the Security Agreement (the "SECURITY AGREEMENT") in form and substance as set forth in Exhibit G hereto, and the same shall be in full force and effect;

         (xxiv) there shall have been no Material Adverse Effect with respect of the Company since the date of this Agreement;

         (xxv) this Agreement and the transactions contemplated hereby shall have been duly and validly approved by all of the Shareholders of the Company and none of the holders of the outstanding Company Shares shall have exercised statutory dissenters' rights under Washington law in connection with the Merger;

         (xxvi) each Shareholder shall have duly executed and delivered to the Parent a representation and support agreement (the "REPRESENTATION AND SUPPORT AGREEMENT") in form and substance set forth in Exhibit H hereto;

         (xxvii) each person who as at the Closing Date has elected to exercise options to purchase the common shares of the Company shall have duly executed and delivered to the Parent a representation agreement (the "OPTIONHOLDER REPRESENTATION AGREEMENT") in form and substance set forth in Exhibit I hereto;

         (xxviii) the Company shall have obtained shareholder approval of any payment or benefit that a Company employee or consultant may receive in connection with the Merger that would be considered a "parachute payment" under Section 280G of the Code. Such shareholder approval shall comply with the "Shareholder Approval Requirements" of
                  Section 280(b)(5) of the Code and related Treasury regulations; and

         (xxix) the Parent shall be satisfied, in its sole discretion, with its due diligence investigation of the Company and the Company's ongoing working capital requirements.

            The Parent may waive any condition specified in this Section 5(a) if it executes a writing so stating at or prior to the Closing.

      (b) Conditions to Obligation of the Company and the Shareholders. The obligations of the Company and the Shareholders to consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction of the following conditions:

         (i) the representations and warranties set forth in Section 4 above (considered collectively), and each representation and warranty (considered individually) shall be true and correct in all material respects at and as of the date of this Agreement and at and as of the Closing Date;

         (ii) the Parent shall have performed and complied with all of its covenants and obligations hereunder (considered collectively) and each of this covenants and obligations hereunder (considered individually) in all material respects through the Closing;

         (iii) no action, suit, or proceeding shall be pending or threatened before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator wherein an unfavourable injunction, judgment, order, decree, ruling, or charge would (A) prevent consummation of any of the transactions contemplated by this Agreement or (B) cause any of the transactions contemplated by this Agreement to be rescinded following consummation (and no such injunction, judgment, order, decree, ruling, or charge shall be in effect);

         (iv) all filings that are required to have been made by the Parties prior to Closing with any United States or other Governmental Body in order to carry out the transactions contemplated by this Agreement shall have been made and all authorizations, consents and approvals from any United States or other Governmental Body required to carry out the transactions contemplated by this Agreement shall have been received and any applicable waiting periods (or any extensions thereof) shall have expired provided that the Company and the Principal Shareholders shall not be relieved of their obligations to consummate the transactions contemplated by this Agreement if they have not used reasonable best efforts to complete filings and seek consents within their control;

         (v) the Parent shall have delivered to the Company and the Shareholder Representative a certificate to the effect that the conditions specified above in Sections 5(b)(i)-5(b)(v) have been satisfied in all respects;

         (vi) the Parent shall have executed and delivered the Milestone Payment Agreement in form and substance as set forth in Exhibit C attached hereto, and the same shall be in full force and effect;

         (vii) the Shareholder Representative shall have received from (i) Fasken Martineau DuMoulin LLP, Canadian counsel to the Parent, an opinion in form and substance as set forth in Exhibit J attached hereto, and (ii) Davis Wright Tremaine LLP, United States counsel to the Parent and Merger Sub, an opinion in form and substance as set forth in Exhibit K attached hereto, each addressed to the Shareholder Representative, and dated as of the Closing Date;

         (viii) the Parent shall have delivered to the Company and the Shareholder Representative a certificate of the Secretary of the Parent as to the incumbency of the officers of the Parent, a copy of certificates evidencing the incorporation and good standing of the Parent, a copy of the articles and bylaws of the Parent, and a copy of the resolutions adopted by the board of directors of the Parent with respect to the transactions contemplated by this Agreement;

         (ix) all actions to be taken by the Parent in connection with consummation of the transactions contemplated hereby and all certificates, opinions, instruments, and other documents required to effect the transactions contemplated hereby will be reasonably satisfactory in form and substance to the Company;

         (x) the Parent shall have executed and delivered the Convertible Debenture in the form and substance as set forth in Schedule A hereto, and the same shall be in full force and effect;

         (xi) the Shareholder Representative shall have executed and delivered the Security Agreement in form and substance as set forth in Exhibit G hereto, and the same shall be in full force and effect; and

         (xii) this Agreement and the transactions contemplated hereby shall have been duly and validly approved by not less than two-thirds (2/3) of the outstanding shares of the Company's common stock and preferred stock voting together as a single class.

            The Shareholder Representative may waive any condition specified in this Section 5(b) if it executes a writing so stating at or prior to the Closing.

6.    PRE-CLOSING COVENANTS.

      The Parties agree as follows with respect to the period prior to the Closing or termination of this Agreement:

      (a) Access and Investigation. Between the date hereof and the Closing Date, the Company and the Principal Shareholders will, and will cause their representatives to:

            (i) afford the Parent, their attorneys, accountants, and other representatives (collectively, the "PARENT'S ADVISORS") reasonable access to the Company, and their personnel, properties (including for purposes of environmental testing), contracts, books and records, financial statements, and other documents and data so as to not unreasonably interfere with the conduct of the Business;

            (ii) furnish the Parent with copies of all such contracts, books and records, and other existing documents and data as the Parent may reasonably request;

            (iii) furnish the Parent and the Parent's Advisors with such additional financial, operating and other data and information as the Parent may reasonably request; and

            (iv) use its best efforts to cause each firm acting as independent auditors to the Company (a) to deliver any other information required to be filed by the Parent pursuant to the rules and policies of applicable United States or Canadian securities laws, and (b) to cooperate with the Parent and its auditors to provide "comfort" letters with respect to financial information about the Company that may be required to be included in the Parent's filings with the United States or Canadian securities regulatory authorities.

      (b) Operation of the Businesses of the Company. Between the date hereof and the Closing Date, the Company, and the Principal Shareholders will, and the Company will cause its representatives to:

            (i) conduct the Business only in the Ordinary Course of Business, or otherwise with the written consent of the Parent;

            (ii) use their best efforts to preserve intact the current business organization of the Company, keep available the services of the current officers, employees, and agents of the Company, maintain the relations and good will with suppliers, customers, landlords, creditors, employees, agents, and others having business relationships with the Company, and maintain such amount of working capital necessary for the Company to conduct the Business in the Ordinary Course of Business; and

            (iii) confer with the Parent concerning operational matters of a material nature and the status of business operations and finances.

      (c) Negative Covenant. Except as otherwise expressly permitted by this Agreement, between the date of this Agreement and the Closing Date, the Company, and the Principal Shareholders will not, without the prior consent of the Parent, take any affirmative action, or fail to take any reasonable action within their or its control, which would cause or result in an inaccuracy or breach of any of the representations, warranties or covenants of the Company and the Principal Shareholders set forth in this Agreement, including, without limitation, any action specified in Section 3(i) of this Agreement. Without limiting the generality of the foregoing, the Company agrees that it shall not take any of the following actions without the prior written consent of the Parent:

         (i) amend the articles of incorporation or bylaws of the Company; make any change in its authorized, issued or outstanding shares or any other equity security; issue, sell, pledge, assign or otherwise encumber or dispose of, or purchase, redeem or otherwise acquire, any of the shares or other equity securities of the Company or enter into any agreement, call or commitment of any character so to do; grant or issue any stock option or warrant relating to, right to acquire, or security convertible into, shares or other equity security of the Company; purchase, redeem, retire or otherwise acquire any shares of, or any security convertible into, shares or other equity security of the Company, or agree to do any of the foregoing set forth in this Section 6(c)(i);

         (ii) acquire, directly or indirectly, substantially all of the assets of, or a controlling equity interest in, any corporation or other entity, or enter into any commitment to do the same;

         (iii) propose, declare, set aside or pay any dividend or other distribution in respect of any of its shares (including, without limitation, any stock dividend or distribution);

         (iv) incur any Indebtedness, other than normal, Ordinary Course of Business trade payables and accruals;

         (v) repay any Indebtedness of the Company owing to any member of the Targeted Affiliated Group;

         (vi) make any distribution outside of the Ordinary Course of Business or any distributions in excess of US$5,000, except upon prior written notice to and written consent of the Parent;

         (vii) commit to or expend funds for any capital expenditure in excess of US$5,000, except upon prior written notice to and written consent of the Parent;

         (viii) enter into any agreement, commitment or similar transaction with the Shareholders;

         (ix) enter into any employment contract or collective bargaining agreement, written or oral, or modify the terms of any existing such contract or agreement, except as disclosed in the Company Disclosure Schedule;

         (x) grant any increase in the base compensation of any of its directors, officers, and employees outside the Ordinary Course of Business;

         (xi) adopt, amend, modify, or terminate any bonus, profit-sharing, incentive, severance, or other plan, contract, or commitment for the benefit of any of its directors, officers, and employees (or take any such action with respect to any other Company Plan), except as disclosed in the Company Disclosure Schedule;

         (xii) breach, violate, or contravene any provisions of any agreement or commitment to which the Company is a party; and

         (xiii) make any other change in employment terms for any of its directors, officers, and employees outside the Ordinary Course of Business.

      (d) Obligation to Fund the Company. If the Company requires working capital to fund its operations until the Closing Date in addition to the Deposit, Targeted shall advance to the Company the amount required. Prior to making any such advances, Targeted shall obtain the Parent's prior written consent, which consent shall not be unreasonably withheld.

      (e) Repayment of Advances Made by Targeted. If the Closing Date occurs on or before July 27, 2004, then up to United States Fifty Thousand Dollars (US $50,000) of any amounts advanced under Section 6(d) above shall be excluded from Section 6(f) below and shall be repaid in cash by the Parent to Targeted on the Closing Date. The amounts repaid pursuant to this Section 6(e) shall not constitute a portion of the Merger Consideration.

      (f) Intercompany Indebtedness. At or prior to the Closing Date, the Company and Targeted shall convert any and all Indebtedness owing by the Company to any member of the Targeted Affiliated Group (other than amounts to be repaid under Section 6(e)) to contributed capital of the Company, and evidence of the same shall be delivered by the Company and Targeted to the Parent.

      (g) Termination of Plans. Prior to the Closing Date, the Company will terminate all plans or agreements permitting the issuance of Company Shares or the shares of the Company; options to acquire Company Shares or shares of the Company; and/or other rights to acquire Company Shares or shares of the Company, that are valued in whole or in part by reference to Company Shares or shares of the Company or that may be settled in Company Shares or shares of the Company (such option and other rights are hereafter collectively referred to as "EQUITY RIGHTS"). Prior to the Closing Date, the Company shall take such action as is necessary to cancel, effective no later than the Closing Date, all outstanding Equity Rights in a manner that is binding upon the holders of such Equity Rights and without liability to the Company that has not been fully satisfied on the Closing Date. Prior to the Closing Date, Targeted and the Company shall take all corporate action necessary to terminate the Company's participation in, effective no later than the day before the Closing Date, all Company Plans which are intended to qualify as tax-qualified retirement plans under Code
            Section 401(a).

      (h)   No Solicitation.

            (i) From the date hereof until the earlier of (A) the termination of this Agreement in accordance with Section 9 hereof and (B) the Closing Date, Targeted and the Company will not (subject to the exceptions described herein), directly or indirectly, and will not authorize or permit any affiliate, officer, director, employee, shareholder, representative or agent of Targeted or the Company to, directly or indirectly, (x) solicit, initiate, invite, assist, facilitate, promote or encourage proposals or offers from, or entertain or enter into discussions or negotiations with any other person relating to the acquisition of the Company common shares or any other securities of the Company, any amalgamation, merger or other form of business combination involving the Company, any sale, lease, exchange or transfer of all or a substantial portion of the assets of the Company, or any takeover bid, reorganization, recapitalization, liquidation or winding-up of or other business combination or transaction involving the Company with any person other than Parent or any of its affiliates (each, an "ACQUISITION TRANSACTION" and any offer or proposal relating to any transaction or series of related transactions involving an Acquisition Transaction, an "ACQUISITION PROPOSAL") or (y) enter into any letter of intent or similar document or any contractual agreement or commitment contemplating or otherwise relating to any Acquisition Proposal. Targeted and the Company will ensure that its affiliates, officers, directors, employees, shareholders, representatives and agents, including any financial or other advisors or representatives retained by it are aware of the provisions of this Section 6(h) and Targeted and the Company will be responsible for any breach of this Section 6(h) by any of the foregoing and any such breach shall be considered a breach by Targeted and the Company.

            (ii) Notwithstanding the foregoing, provided that there has been no breach of this Section 6(h) and the Company or Targeted has received an unsolicited written Acquisition Proposal from a third party, the Board of Directors of Targeted ("TARGETED BOARD"), the Board of Directors of the Company ("COMPANY BOARD"), Targeted and the Company are not prohibited by this
                  Section 6(h) from:

                  (A) considering, negotiating and providing information and disclosure in respect of the Company if the Targeted Board and the Company Board determine in good faith (after appropriately considering all relevant factors) that such unsolicited Acquisition Proposal is, or is reasonably likely to result in, a "SUPERIOR TRANSACTION". For purposes of this Agreement "SUPERIOR TRANSACTION" shall mean an Acquisition Proposal: (I) pursuant to which (1) 75% of the then outstanding Company common shares would be transferred, (2) the holders of Company common shares immediately prior to such transaction would, following such transaction, receive in exchange for such common shares an amount of securities (if any) of the surviving or resulting entity (or its direct or indirect parent, as applicable) constituting less than 50% of the voting power of the surviving or resulting entity (or its direct or indirect parent, as applicable) or (3) in which all or substantially all of the assets of the Company would be transferred; (II) on terms which are more favourable from a financial point of view to the Shareholders than the Merger (taking into account all of the terms, conditions and aspects of such proposal and the Merger); (III) with a minimum aggregate net consideration payable to the Shareholders of the product of (x) the product of the 20-day weighted average price of the Parent Shares for the period ended two (2) business days before the date of this Agreement and 3,480,520, plus the amount of Cdn.$375,000, and (y) 1.25; and (V) for which any necessary financing is committed; provided:

                        a. the Company promptly (and in any event at least two business days prior to taking any such action) notifies Parent orally and in writing of the identity of a party to whom it is providing information or with whom it is discussing or negotiating and the material terms and conditions of any Acquisition Proposal;

                        b. the Company receives from such person or group an executed confidentiality agreement containing limitations on the use and disclosure of all nonpublic written and oral information furnished to such person or group by or on behalf of the Company which are no less favourable to the Company than the Confidentiality Agreement entered into with Parent; and

                        c. contemporaneously with furnishing any such nonpublic information to such person or group, the Company furnishes such nonpublic information to Parent (to the extent such nonpublic information has not been previously furnished by the Company to Parent; or

                  (B) accepting, approving, recommending to its shareholders or entering into an unsolicited bona fide agreement or arrangement regarding such unsolicited Acquisition Proposal if the Targeted Board and the Company Board determines in good faith (after appropriately considering all relevant factors) that such

                        Acquisition Proposal would, if consummated in accordance with its terms (but taking into account the risk of non-completion), result in a Superior Transaction; provided that immediately prior to any entry into an agreement or arrangement pursuant to this Section 6(h)(ii)(B), the Company terminates this Agreement pursuant to Section 9(a) and at or prior to such termination pays the Termination Fee pursuant to Section 9(a)(v);

            (iii) The Company will not enter into any agreement, arrangement or understanding regarding a Superior Transaction (a "PROPOSED AGREEMENT") and will not modify its recommendation to the Shareholders regarding the Merger (a "BOARD APPROVAL MODIFICATION") relating to a Superior Transaction without first providing Merger Sub and Parent with an opportunity to amend the Merger provisions contemplated by this Agreement as described below in Section 6(h)(iv). The Company will in any event:

                  (A) provide Parent with a copy of any Proposed Agreement in the final form proposed by the person making the proposal, as soon as possible and in any event not less than five business days prior to its proposed execution by the Company,

                  (B) provide Parent not less than five business days prior written notice of any such Board Approval Modification together with a description of the material terms of the Superior Transaction related thereto, and

                  (C) provide written advice or other mutually agreed upon form of written evaluation from Duff & Phelps LLC, or such other independent advisor to be chosen by Ernst & Young LLP (a "VALUATION LETTER"), confirming that the evaluation by the Company Board that the Acquisition Proposal satisfies clauses 6(h)(ii)(A)(II) and (III) of the definition of Superior Transaction is reasonable.

                  If the Company does not provide a Valuation Letter as set forth in Section 6(h)(iii)(C) above, the Parent shall have the right, within the five (5) business day notice period set forth above, to challenge the good faith determination made by the Targeted Board or the Company Board that the Acquisition Proposal constitutes a Superior Transaction, in which case, the Parent shall give written notice to the Targeted Board or the Company Board, as applicable, of such disagreement and require that the Targeted Board obtain a Valuation Letter before proceeding with the Superior Transaction. Should the Parent fail to notify the Targeted Board or the Company Board, as applicable, of such a disagreement within such five (5) business day notice period, the Parent shall be deemed to agree with the Targeted Board's or the Company Board's good faith determination with respect to the Acquisition Proposal. Once delivered, the Valuation Letter will be conclusive and binding upon the Parent and the Targeted Board and the Company Board. If the Valuation Letter states that the Acquisition Proposal constitutes a Superior Transaction in accordance with the terms of this Section 6(h), then the Targeted Board and the Company Board may proceed with the Superior Transaction after the expiry of the five (5) day notice period if there is no Amended Transaction (defined below), and the Parent shall bear the fees of Duff & Phelps LLC associated with the delivery of the Valuation Letter. If the Valuation Letter states that the Acquisition Proposal does not constitute a Superior Transaction in accordance with the terms of this Section 6(h), then the Targeted Board and the Company Board shall not proceed with the Superior Transaction and the Targeted Board shall bear the fees of Duff & Phelps LLC associated with the delivery of the Valuation Letter.

            (iv) If Merger Sub and Parent agree to amend the Merger provisions contemplated by this Agreement (an "AMENDED TRANSACTION") within the five (5) business day notice period such that in the good faith determination of the Targeted Board and the Company Board in the exercise of their fiduciary duties, the Amended Transaction, if consummated, is reasonably likely to result in a transaction which is as favourable from a financial point of view to the Shareholders as the Superior Transaction (taking into account all of the terms, conditions and aspects of such Amended Transaction and Superior Transaction), the Company will not enter into the Proposed Agreement or, as applicable, effect the Board Approval Modification, and will agree to the Amended Transaction. Any amendment to an Acquisition Proposal will be deemed for purposes hereof to be a new Acquisition Proposal which will be subject to the provisions of this Section 6(h).

      (i) Satisfaction of Indebtedness. At or prior to the Closing Date, the Company shall satisfy any and all Indebtedness of the Company, to otherwise cause the release of all Security Interests in respect to the Company and obtain clear title to the Company Shares, and evidence of the same shall be delivered by the Company and the Shareholder Representative to the Parent.

      (j)   Tax Matters.

            (i) Without the prior written consent of the Parent, Targeted shall not, nor shall it permit the Company to, make or change any election, change an annual accounting period, adopt or change any accounting method, file any amended Return, enter into any closing agreement, settle any Tax claim or assessment, surrender any right to claim a refund of Taxes, consent to any extension or waiver of the limitation period applicable to any Tax claim or assessment, or take any other similar action relating to the filing of any Return or the payment of any Tax, if such election, adoption, change, amendment, agreement, settlement, surrender, consent or other action would have the effect of increasing the liability for Taxes of the Company for any period ending after the Closing Date or decreasing any Tax attribute of Company existing on the Closing Date.

            (ii) All tax sharing agreements to which the Company is a party, including without limitation any tax sharing agreement between Targeted and the Company shall be terminated as of the Closing Date and will have no further effect for any taxable year (whether the current year, a future year, or a past year).

      (k) Approval of Company Shareholders; Information Statement. As promptly as practicable after the execution of this Agreement, and in no event later than ten business days after the date of this Agreement, the Company shall prepare in consultation with the Parent an information statement relating to the adoption of this Agreement and the approval of the Merger and other transactions contemplated hereby by the Shareholders and the exercise of statutory dissenters' rights under Washington law in connection therewith (the "INFORMATION STATEMENT"). The Company shall provide and include in the Information Statement such information relating to the Company and the Shareholders as may be required pursuant to the provisions of applicable securities and corporate laws. The Company shall also provide and include in the Information Statement such information relating to the Parent as Parent shall deem necessary to satisfy the provisions of applicable securities and corporate laws. The Company shall, in accordance with its articles of incorporation and bylaws and the applicable requirements of the Washington Business Corporation Act, call and hold a special meeting of the Shareholders as promptly as practicable, and in any event not later than July 6, 2004, for the purpose of permitting them to consider and to vote upon the adoption of this Agreement (the "COMPANY SHAREHOLDER MEETING"). The Company shall cause a copy of the Information Statement to be delivered to each Shareholder and to each option holder of the Company. As promptly as practicable after the delivery of copies of the Information Statement to all Shareholders and optionholders, the Company shall use its commercially reasonable efforts

            (i) to solicit from each such Shareholder a proxy in favour of approval of adoption of this Agreement and the approval of the Merger and other transactions contemplated hereby,

            (ii) to solicit from each Shareholder a proxy in favour of approval of items necessary to prevent any payment or benefit that a Company employee or consultant may receive in connection with the Merger from being considered a "parachute payment" under
                  Section 280G of the Code; and

            (iii) to cause each Shareholder to execute and deliver to Parent a
                  Representation and Support Agreement substantially in the form of Exhibit H hereto.

            In lieu of calling and holding the Company Shareholder Meeting, the Company may solicit written consents (to be effective on or prior to July 6, 2004) in accordance with its articles of incorporation and Washington Law. Parent will promptly provide all information relating to its business and operations necessary for inclusion in the information statement to satisfy all requirements of applicable state and federal securities and corporate laws.

      (l) Dissenting Shares. Prior to the Closing Date, the Company shall furnish the Parent with the name and address of each Shareholder of the Company who, prior to the Closing, has requested appraisal rights pursuant to Washington Law and the number of Dissenting Shares owned by such Shareholder.

7. POST-CLOSING COVENANTS. The Parties agree as follows with respect to the period following the Closing:

      (a)   General.

            (i) In case at any time after the Closing any further action is necessary to carry out the purposes of this Agreement, the Principal Shareholders and the Parent will take such further action (including the execution and delivery of such further instruments and documents) as any other Party reasonably may request, at the sole cost and expense of the requesting Party (unless the requesting Party is entitled to the indemnification hereunder). The Principal Shareholders acknowledge and agree that from and after the Closing the Parent will have the right to possession of all documents, books, records (including Tax records), agreements, and financial data of any sort relating to the Company and the Principal Shareholders will deliver to the Parent all such documents, books, records (including Tax records), agreements and financial data of any sort relating to the Company such which may be reasonably requested and which cannot be otherwise located or duplicated without unreasonable effort or expense, except as may specifically be excluded in this Agreement and its Schedules; provided, however, that the Shareholders shall have the right to obtain access to such documents, books, records (including Tax records), agreements, and financial data to the extent related to the period prior to the Closing and make photocopies thereof for a proper purpose, such as in connection with the preparation of their Tax Returns.

            (ii) Each Principal Shareholder will use its best efforts to cause each firm acting as independent auditors to the Company (A) to deliver to the Parent financial statements audited and prepared in accordance with GAAP, (B) to deliver an auditor's report and consents with respect to financial statements of the Company, and other information required to be filed by the Parent pursuant to the rules and policies of applicable Canadian securities laws, and (C) to cooperate with the Parent and its auditors to provide "comfort" letters with respect to financial information about the

                  Company that may be required to be included in the Parent's filings with the Canadian securities regulatory authorities.

            (iii) If any Security Interest registered against Targeted shall extend to any of the assets used in the operation of the Business, Targeted shall take all steps necessary to remove and discharge any such Security Interest.

      (b) Litigation Support. In the event and for so long as any Party actively is contesting or defending against any action, suit, proceeding, hearing, investigation, charge, complaint, claim or demand in connection with (i) any transaction contemplated under this Agreement or (ii) any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction on or prior to the Closing Date involving the Parent or the Shareholders, each of the other Parties will reasonably cooperate with the contesting or defending Party and his or its counsel in the contest or defence, make available his or its personnel, and provide such testimony and access to his or its books and records as shall be necessary in connection with the contest or defence, all at the sole cost and expense of the contesting or defending Party (unless the contesting or defending Party is entitled to such indemnification under Section 8 below).

      (c) Transition. The Principal Shareholders will use their reasonable commercial efforts not to take any action that is designed or intended to have the effect of discouraging any lessor, licensor, customer, supplier, or other business associate of the Company, or the Parent from maintaining the same business relationships with the Parent after the Closing as it maintained with the Company prior to the Closing.

      (d) Confidentiality. The Principal Shareholders will treat and hold as confidential all of the Confidential Information of the Company, refrain from using any of the Confidential Information and deliver promptly to the Parent or destroy, at the request and option of the Parent, all tangible embodiments (and all copies) of the Confidential Information which are in his or her possession. In the event that any Principal Shareholder is requested or required (by oral question or request for information or documents in any legal proceeding, interrogatory, subpoena, civil investigative demand, or similar process) to disclose any Confidential Information, such Principal Shareholder will notify the Parent promptly of the request or requirement so that the Parent may seek an appropriate protective order or waive compliance with the provisions of this Section 7(d). If, in the absence of a protective order or the receipt of a waiver hereunder, such Shareholder is, on the advice of counsel, compelled to disclose any Confidential Information to any tribunal or else stand liable for contempt, such Principal Shareholder may disclose the Confidential Information to the tribunal; provided, however, that such Principal Shareholder shall use its reasonable efforts to obtain, at the reasonable request of the Parent and at the Parent's sole expense, an order or other assurance that confidential treatment will be accorded to such portion of the Confidential Information required to be disclosed as the Parent shall designate.

      (e)   Noncompetition.

            (i)   Noncompetition Covenant.

                  (A) In connection with the purchase of the Company by the Parent as provided in this Agreement, Targeted hereby agrees that, except as otherwise expressly provided in this Section 7(e), neither it, nor any of member of the Targeted Affiliated Group, shall, at any time within a period of eighteen (18) months from and after the Closing Date (the "NONCOMPETITION PERIOD"), directly or indirectly, engage in any Competitive Business, or operate, manage or control any person, firm, corporation, partnership, limited liability company, trust or other business entity (whether as an agent, partner, member, joint venture, shareholder, beneficiary, creditor, consultant, advisor or otherwise, as the case may be) that engages in any Competitive Business in the State of Washington, the Province of British Columbia, the United States of America, Canada or any other country. The provisions of this Section 7(e) shall not prohibit the aggregate ownership by the Targeted Affiliated Group of up to ten percent (10%) of the issued and outstanding capital stock of a publicly-held corporation that operates a Competitive Business, so long as no member of the Targeted Affiliated Group participates in the control thereof, takes an active part in the management or direction thereof, acts as a consultant or advisor thereto or in any other way renders services thereto.

                  (B) If Targeted is alleged by the Parent to have materially breached or threatened to breach its noncompetition covenants described in Section 7(e)(i) hereof, the Parent shall have the right, in addition to any other rights or remedies which it may have hereunder, or at law or in equity, to seek and obtain specific performance thereof and/or to enjoin such breach or threatened breach. The Parties hereto acknowledge and agree that any such breach or threatened breach shall cause irreparable injury to the Parent and the Parent could not be reasonably or adequately compensated in damages at law. The equitable remedies provided for in this Section 7(e)(ii) are not exclusive of any other remedy, and such remedies shall be cumulative and shall be in addition to every other remedy provided for herein or now or hereafter at law or in equity or by statute or otherwise.

                  (C) If, in any judicial proceeding, any court or arbitrator determines that any noncompetition covenant included in
                        Section 7(e) hereof, or any part thereof, is unenforceable because of the duration of such provision or the area covered thereby, such covenant shall be considered divisible with respect to scope, duration and geographic area such court or arbitration shall have the power to reduce the scope duration or geographic area of such provision and, in its reduced form, such provision shall then be enforceable and shall be enforced.

            (ii) Employee Noncompetition Matters. Parent and Company hereby acknowledge that Targeted has entered into certain confidential information, invention assignment, noncompetition and nonsolicitation agreements (the "CONFIDENTIAL INFORMATION AGREEMENTS") with the current and former employees of the Company covering, among other things, the confidentiality of information used in their employment with the Company. Further, Parent and Company each agree that they shall neither
                  (A) take any actions to induce such employees to violate the terms of the Confidential Information Agreements, nor (B) use, distribute, disclose or otherwise make use of or disseminate any information obtained, directly or indirectly, as a result of a breach of any such Confidential Information Agreement; provided, however, that this clause shall not apply to any information used in the ordinary course of business of the Company as it was conducted immediately prior to the Closing.

      (f)   Tax Matters.

         (i) The Principal Shareholders, severally and not jointly, shall indemnify the Company the Parent and Merger Sub, and hold them harmless from and against, any loss, claim, liability, expense, or other damage attributable to (A) all Taxes (or the non-payment thereof) of the Company for all Taxable periods ending on or before the Closing Date and the portion through the end of the Closing Date for any Taxable period that includes (but does not end on) the Closing Date ("PRE-CLOSING TAX PERIOD"), (B) all Taxes of any member of an affiliated, consolidated, combined or unitary group of which the Company (or any predecessor of any of the foregoing) is or was a member on or prior to the Closing Date, including pursuant to Treasury Regulation Section 1.1502-6 or any analogous or similar state, local, or foreign law or regulation, and (C) any and all Taxes of any person (other than the Company) imposed on the Company as a transferee or successor, by contract or pursuant to any law, rule, or regulation, which Taxes relate to an event or transaction occurring before the Closing Date; provided however, that in the case of clauses
                  (A), (B), and (C) above, the Shareholders shall be liable only to the extent that such Taxes exceed the amount, if any, reserved for such Taxes (excluding any reserve for deferred Taxes established to reflect timing differences between book and Tax income) on the face of the balance sheet that is part of the Financial Statements (rather than in any notes thereto).

         (ii) In the case of any Taxable period that includes (but does not end on) the Closing Date (a "STRADDLE PERIOD"), the amount of any Taxes based on or measured by income or receipts of the Company for the Pre-Closing Tax

                  Period shall be determined based on an interim closing of the books as of the close of business on the Closing Date and the amount of other Taxes of the Company for a Straddle Period which relate to the Pre-Closing Tax Period shall be deemed to be the amount of such Tax for the entire Taxable period multiplied by a fraction the numerator of which is the number of days in the Taxable period ending on the Closing Date and the denominator of which is the number of days in such Straddle Period.

         (iii) For all taxable periods ending on or before the Closing Date, Targeted shall cause the Company to join in Targeted's consolidated federal Income Tax Return and comparable consolidated or combined state Income Tax Returns and, in jurisdictions requiring reporting of the income of the Company separate from that of Targeted, to file separate Company state and local Income Tax Returns. Targeted shall include the income of the Company (including any deferred items triggered into income by Treasury Regulation Section 1.1502-13, Treasury Regulation Section 1.1502-14 and any excess loss account taken into income by Treasury Regulation Section 1.1502-19 or comparable provisions of state and local Income Tax regulations) on Targeted's consolidated federal Income Tax Returns and comparable consolidated or combined state Income Tax Returns for all periods through the Closing Date and pay any federal, state, and local Income Taxes attributable to such income. All such Returns shall be prepared and filed in a manner consistent with prior practice, except as required by a change in applicable law. The Parent shall have the right to review and comment on any such Returns prepared by Targeted. The Parent shall cause the Company to furnish information to Targeted as reasonably requested by Targeted to allow Targeted to satisfy its obligations under this section in accordance with past custom and practice. The Company and the Parent shall consult and cooperate with Targeted as to any elections to be made on returns of the Company for periods ending on or before the Closing Date. The Parent shall cause the Company to file income Tax Returns for all periods other than periods for which Targeted has responsibility to do so pursuant to this
                  Section 7(f).

         (iv)     (A)   The Parent, the Company, and the Principal Shareholders
                        shall cooperate fully, as and to the extent reasonably requested by the other Party, in connection with the filing of Tax Returns pursuant to Section 7(f)(iv) and any audit, litigation or other proceeding with respect to Taxes. Such cooperation shall include the retention and (upon the other Party's request) the provision of records and information which are reasonably relevant to any such audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. The Company and the Principal Shareholders agree (i) to retain all books and records with respect to Tax matters pertinent to the Company relating to any taxable period beginning before the Closing Date until the expiration of seven (7) years following the Closing Date or if later, the expiration of the statute of limitations (and, to the extent notified by the Parent to Targeted, any extensions thereof) of the respective taxable periods, and to abide by all record retention agreements entered into with any taxing authority, and (ii) to give the other Party reasonable written notice prior to transferring, destroying or discarding any such books and records and, if the other
                        Party so requests, the Company or Principal
                        Shareholders, as the case may be, shall allow the other
                        Party to take possession of such books and records.

                  (B) the Parent and each Principal Shareholder further agree, upon request, to use their best efforts to obtain any certificate or other document from any governmental authority or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including, but not limited to, with respect to the transactions contemplated hereby).

         (v) Following the Closing, Targeted will allow the Company and their counsel to participate, at the Parent's expense, in any audits of Targeted consolidated U.S. federal Income Tax Returns to the extent that such Returns relate to the Company. Targeted will not settle any such audit in a manner which would adversely affect the Company after the Closing Date without the prior written consent of the Parent, which consent shall not be unreasonably withheld.

         (vi) All transfer, documentary, sales, use, stamp, registration and other such Taxes, and all conveyance fees, recording charges and other fees and charges (including any penalties and interest) incurred in connection with consummation of the transactions contemplated by this Agreement shall be paid by the Shareholders when due, and the Shareholders will, at their own expense, file all necessary Tax Returns and other documentation with respect to all such Taxes, fees and charges, and, if required by applicable law, the Shareholders will join in the execution of any such Returns and other documentation.

         (vii) the Parent agrees to indemnify Targeted for any additional Tax owed by Targeted (including tax owed by Targeted due to this indemnification payment) resulting from any transaction engaged in by the Company not in the Ordinary Course of Business occurring after the Closing Date and after the Merger.

         (viii) the Parent and Targeted agree to report all transactions not in the Ordinary Course of Business occurring after the Closing Date and after the Merger on the Parent's federal Income Tax Return to the extent permitted by Regulation 1.1502-76(b)(1)(ii)(B) and any similar state or local tax provision.

         (ix) At the Parent's option, the Shareholder Representative and the Parent shall join in making an election under Code Section 338(h)(10) (and any corresponding elections under state, local, or foreign tax law) (collectively, a "SECTION 338(h)(10) ELECTION") with respect to the purchase and sale of the stock of the Company. Parent will pay any Tax attributable to the making of the Section 338(h)(10) Election and will indemnify Targeted against any losses arising out of any failure to pay such Tax. Parent will also pay any state, local, or foreign Tax (and indemnify Targeted against any losses arising out of any failure to pay such Tax) attributable to an election under state, local, or foreign law similar to the election available under Code Section 338(g) (or which results from the making of an election under Code
                  Section 338(g) with respect to the purchase and sale of the stock of the Company hereunder.

         (x) The Parties agree that the Merger Consideration and the liabilities of the Company (plus other relevant items) will be allocated to the assets of the Company for all purposes (including Tax and financial accounting purposes) as shown on the Allocation Schedule attached hereto, in a manner consistent with Code Section 338 and 1060 and the regulations thereunder. The Parent and Targeted shall file all Tax Returns (including amended returns and claims for refund) and information reports in a manner consistent with such allocation.

         (xi) For each year that it is a "passive" foreign investment company, within the meaning of the Code, the Parent shall provide to the Shareholders all information that a United States shareholder making a "mark to market" election (as defined in the Code) is required to obtain for United States federal income tax purposes, and will take any other steps as are reasonably necessary to facilitate such election by the Shareholder.

         (xii) The parties agree to treat any indemnity payment made pursuant to this Agreement as an adjustment to the Merger Consideration for all federal, state, local and foreign Tax purposes, to the extent permitted by law.

      (g) Non-Solicitation. Until the date that ends one year after the Closing Date, no member of the Targeted Affiliated Group, nor any member of the Parent's Affiliated Group shall directly or indirectly, through any officer, director, employee, representative or agent of such person, on its own behalf or on behalf of others, solicit, divert or hire away, or attempt to solicit, divert, or hire away, any independent contractor or any person employed by any member of the other's Affiliated Group or persuade or attempt to persuade any such individual to terminate his or her employment with any member of the other's Affiliated Group; provided, however, nothing shall prohibit the employment of an unsolicited individual responding to a general advertisement for employment.

      (h) Foreign Private Issuer Status. The Parent shall use its best efforts to remain a "foreign issuer" as such term is defined in Regulation S promulgated under the U.S. Securities Act for two years following the Closing Date.

      (i) Listing of Parent Shares. The Parent shall use its best efforts to maintain the listing of its common shares on the Toronto Stock Exchange, or on a U.S. national securities exchange or Nasdaq for three years following the Closing Date.

      (j) Observer. Effective as of the Closing, the Principal Shareholders shall, as long as amounts owing under the Convertible Debenture remain outstanding, be entitled to have an individual (who may change from time to time) (an "OBSERVER") attend meetings of the Board of Directors of the Parent from time to time. If requested by the Board of Directors of the Parent, an Observer must sign a non-disclosure agreement in a form satisfactory to the Parent

8.    REMEDIES FOR BREACHES OF THIS AGREEMENT.

      (a) Survival of Representations and Warranties. All of the representations and warranties of the Company and the Principal Shareholders contained in Sections 3(b), 3(d)(ii), 3(e), 3(h) through 3(l) and Sections 3(n) through 3(cc) of this Agreement and all of the other representations, warranties, covenants, indemnities, and other agreements of the Parent, Merger Sub, the Principal Shareholders and the Company contained in this Agreement (collectively, the "OPERATIONAL MATTERS") shall survive the Closing and continue in full force and effect for a period of two (2) years thereafter; all of the representations and warranties contained in
            Section 3(m) shall survive the Closing and continue in full force and effect until reparation of the applicable statute of limitations; all of the representations and warranties contained in Sections 3(a), 3(c), 3(d)(i) and (iii), 3(f), 3(g) and 3(dd), and
            Section 4 (collectively, the "FUNDAMENTAL MATTERS")) shall survive the Closing and continue in full force and effect for a period of five (5) years thereafter, or such shorter period provided by any applicable statutes of limitations. No action, claim, or proceeding may be brought by any Party hereto against any other Party resulting from, arising out of, or caused by a breach of a representation or warranty contained herein, or the failure to perform any covenant or other obligations hereunder, after the time such representation, warranty or covenant ceases to survive pursuant to the preceding sentence, unless written notice of such claim setting forth with specificity the basis for such claim is delivered to the applicable Party prior to such time in accordance with the notice provisions set forth in Section 10(g) of this Agreement.

      (b) Indemnification Provisions for Benefit of the Parent. In the event any Principal Shareholder or the Company breaches (or in the event any third party alleges facts that, if true, would mean any Principal Shareholder or the Company has breached) any of his representations, warranties, and covenants contained in this Agreement, and, if there is an applicable survival period pursuant to Section 8(a) above, provided that the Parent provides written notice of a claim for indemnification setting forth the basis for such claim against the Shareholders within such survival period, then the Principal Shareholders, jointly and severally, agree to defend, indemnify and hold harmless the Parent, subject to the limitations set forth herein, from and against the entirety of any Adverse Consequences the Parent may suffer through and after the date of the claim for indemnification (including any Adverse Consequences the Parent may suffer after the end of any applicable survival period) resulting from, arising out of, or caused by the breach (or the alleged breach); provided, however, that:

            (i) the Principal Shareholders shall not have any obligation to indemnify the Parent from and against any Adverse Consequences resulting from, arising out of, or caused by the breach (or alleged breach) of any representation or warranty with respect to Operational Matters or tax matters set forth in Section 3(m) beyond a maximum aggregate amount of Cdn.$850,000 (the "INDEMNIFICATION AMOUNT"). No such restriction shall be applicable with respect to Fundamental Matters;

            (ii) the Principal Shareholders shall not have any indemnification obligation for breaches (or alleged breaches) with respect to Operational Matters until the Parent has suffered Adverse Consequences by reason thereof in excess of United States Twenty Five Thousand Dollars (US $25,000), but in such event, Principal Shareholders shall be liable for the full amount of such Adverse Consequences. No such restriction shall be applicable with respect to (A) the Undisclosed Liability listed in Section 3(j) Paragraph 1 of the Company Disclosure Schedule and (B) all valid and enforceable claims for deferred compensation established against the Company by employees of the Company with respect to any and all deferred compensation owing to such employees upon any form of disposition or sale of the Company to a third party; and

            (iii) the Principal Shareholders shall not have any obligation to indemnify the Parent from and against any Adverse Consequences resulting from, arising out of, or caused by the breach (or alleged breach) of any representation or warranty with respect to Fundamental Matters or Operational Matters which, in aggregate, exceed the Merger Consideration, and further that no Principal Shareholder shall be liable for any such Adverse Consequences whether resulting from, arising out of, or caused by the breach (or alleged breach) of any representation or warranty with respect to Fundamental Matters or Operational Matters which, in aggregate, exceed that portion of the Merger Consideration which such Principal Shareholder is entitled to receive pursuant to Section 2.7(c) of this Agreement.

            Any claim for indemnification made by the Parent setting forth the basis for such claim against the Shareholders shall be provided in accordance with the notice provisions set forth in Section 10(g) of this Agreement.

      (c) Indemnification Holdback. If the Parent makes a written claim for indemnification to a Principal Shareholder in accordance with
            Section 8(b) above prior, to the expiry date of the Convertible
            Debenture:

            (i) if such claim is in respect of Operational Matters, the Parent shall be entitled to withhold from and setoff against any amounts owing under the Convertible Debenture and scheduled to be paid on the Maturity Date (as defined in the Convertible Debenture) the amount of such claim, to a maximum of the Indemnification Amount pending determination of such claim; or

            (ii) if such claim is in respect of Fundamental Matters, the Parent shall be entitled to withhold from and setoff against any amounts owing under the Convertible Debenture the amount of such claim. Amounts owing under the Convertible Debenture shall be a nonexclusive source of indemnification with respect to any Fundamental Matters, and, subject to the provisions set forth in Section 8(b) above, shall not otherwise limit the liability of the Shareholders with respect to indemnification under this Agreement.

            For clarification, the Parent shall first withhold from and setoff against amounts owing under the Convertible Debenture the amount of any indemnification claim before making any indemnification claim against the Shareholders relating to that other portion of the Merger Consideration received by the Shareholders on Closing.

            Any disagreement with respect to the determination of any claim for indemnification shall be resolved in the manner set forth in Section 10(p) below. The arbitrator shall issue its report as to the validity of such claim for indemnification within sixty (60) days after such dispute is referred to such arbitrator. The Principal Shareholders on the one hand, and the Parent on the other hand, shall bear all costs and expenses incurred by it in connection with such arbitration, except that the fees and expenses of the arbitrator hereunder shall be borne by the Principal Shareholders and the Parent in such proportion as such arbitrator shall determine based on the relative merit of the position of the parties. This provision for arbitration shall be specifically enforceable by the Parties and the decision of such arbitrator in accordance with the provisions hereof shall be final and binding with respect to the matters so arbitrated and there shall be no right of appeal therefrom. If a claim for indemnification by the Parent is finally determined to be valid pursuant to this Section 8(c), the balance payable by the Parent pursuant to the Convertible Debenture shall be deemed to be reduced accordingly.

      (d) Indemnification Provisions for Benefit of the Principal Shareholders. In the event the Parent breaches (or in the event any third party alleges facts that, if true, would mean the Parent has breached) any of their representations, warranties, and covenants contained in this Agreement, and, if there is an applicable survival period pursuant to Section 8(a) above, provided that the Shareholder Representative provides written notice of a claim for indemnification setting forth with specificity the basis for such claim against the Parent within such survival period, then the Parent agrees to defend, indemnify and hold harmless the Principal Shareholders from and against the entirety of any Adverse Consequences (up to but not in excess of the aggregate Merger Consideration received by the Principal Shareholders) the Principal Shareholders may suffer through and after the date of the claim for indemnification (including any Adverse Consequences the Principal Shareholders may suffer after the end of any applicable survival period) resulting from, arising out of, or caused by the breach (or the alleged breach). Any claim for indemnification made by the Principal Shareholders setting forth the basis for such claim against the Parent shall be provided in accordance with the notice provisions set forth in Section 10(g) of this Agreement.

      (e)   Matters Involving Third Parties.

            (i) If any third party shall notify any Party (the "INDEMNIFIED PARTY") with respect to any matter (a "THIRD PARTY CLAIM") which may give rise to a claim for indemnification against any other Party (the "INDEMNIFYING PARTY") under this Section 8, then the Indemnified Party shall promptly notify each Indemnifying Party thereof in writing; provided, however, that no delay on the part of the Indemnified Party in notifying any Indemnifying Party shall relieve the Indemnifying Party from any obligation hereunder unless (and then solely to the extent) the Indemnifying Party thereby is prejudiced.

            (ii) Any Indemnifying Party will have the right to defend the Indemnified Party against the Third Party Claim with counsel of its choice satisfactory to the Indemnified Party so long as
                  (A) the Indemnifying Party notifies the Indemnified Party in writing within fifteen (15) days after the Indemnified Party has given notice of the Third Party Claim that the Indemnifying Party will indemnify the Indemnified Party from and against the entirety of any Adverse Consequences the Indemnified Party may suffer resulting from, arising out of, relating to, in the nature of, or caused by the Third Party Claim, (B) the Indemnifying Party provides the Indemnified Party with evidence reasonably acceptable to the Indemnified Party that the Indemnifying Party will have the financial resources to defend against the Third Party Claim and fulfill its indemnification obligations hereunder, (C) the Third Party Claim involves only money damages and does not seek an injunction or other equitable relief, (D) settlement of, or an adverse judgment with respect to, the Third Party Claim is not, in the good faith judgment of the Indemnified Party, likely to establish a precedential custom or practice materially adverse to the continuing business interest of the Indemnified Party, and (E) the Indemnifying Party conducts the defence of the Third Party Claim actively and diligently.

            (iii) So long as the Indemnifying Party is conducting the defence of the Third Party Claim in accordance with Section 8(e)(ii) above, (A) the Indemnified Party may retain separate co-counsel at its sole cost and expense and participate in the defence of the Third Party Claim, (B) the Indemnified Party will not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnifying Party (which consent shall not be unreasonably withheld).

            (iv) In the event any of the conditions in 8(e)(ii) above is or becomes unsatisfied, however, (A) the Indemnified Party may defend against, and consent to the entry of any judgment or enter into any settlement with respect to, the Third Party Claim in any manner it may deem appropriate (and the Indemnified Party need not consult with, or obtain any consent from, any Indemnifying Party in connection therewith), (B) the Indemnifying Party will reimburse the Indemnified Party promptly and periodically for the costs of defending against the Third Party Claim (including reasonable attorneys' fees and expenses), and (C) the Indemnifying Party will remain responsible for any Adverse Consequences the Indemnified Party may suffer resulting, arising out of, relating to, in the nature of, or caused by the Third Party Claim to the fullest extent provided in this Section 8.

      (f) Determination of Adverse Consequences. The Parties shall take into account the time cost of money (using the prime rate of the Royal Bank of Canada as the discount rate) and shall make appropriate adjustments for tax benefits and insurance coverage in determining Adverse Consequences for purposes of this Section 8. All indemnification payments under this Section 8 shall be deemed adjustments to the Merger Consideration.

      (g) Post-Closing. Following the Closing, the remedy of the Principal Shareholders, on the one hand, and the Parent on the other hand, with respect to any breach or threatened breach of a representation, warranty or covenant contained herein or with respect to any event, circumstance or condition occurring on or before the Closing shall be limited to the enforcement of the indemnification obligations set forth in Section 8; provided, however, that nothing provided in this
            Section 8(g) shall limit the right of any Party to seek any equitable remedy available to enforce his or its rights hereunder in accordance with Section 10(n).

9.    TERMINATION AND EXTENSION.

      (a) Termination. This Agreement may be terminated at any time prior to or on the Closing Date:

            (i) by the mutual consent of the Shareholder Representative and the Parent;

            (ii)  by the Parent:

                  (A) if any one of the conditions for the benefit of the Parent and Merger Sub set forth in Section 5(a) have not been satisfied or waived by the Parent or Merger Sub on or before the Closing, or

                  (B) in the event that the Company or the Shareholders have not complied with or performed, in all material respects, their respective covenants and obligations under this Agreement or the applicable Representation and Support Agreement to be complied with or performed at or prior to the Closing Date, or any of the representations and warranties of any of the Company or Shareholders under this Agreement or the applicable Representation and Support Agreement are not true and correct in all material respects at or prior to the Closing Date;

            (iii) by the Shareholder Representative;

                  (A) if any one of the conditions for the benefit of the Company or the Shareholders set forth in Section 5(b) have not been satisfied or waived by the Company or Shareholder Representative on or before the Closing, or

                  (B) in the event that the Parent or Merger Sub shall not have complied with or performed, in all material respects, its respective covenants and obligations under this Agreement to be complied with or performed at or prior to the Closing Date, or any of the representations and warranties of either of them under this Agreement are not true and correct in all material respects at or prior to the Closing Date;

            (iv) by either Parent or the Shareholder Representative if the Closing shall not have occurred by the Closing Date, unless the Closing Date is postponed pursuant to Section 9(e); provided, however, that the right to terminate this Agreement under this Section 9(a)(iv) shall not be available to any Party whose action or failure to act has been a principal cause of the failure of the Closing to occur on or before such date and such action or failure to act constitutes a breach of this Agreement; and

            (v) by the Shareholder Representative in order to immediately enter into a Proposed Agreement or in order to recommend to its shareholders acceptance or approval of a Superior Transaction that does not involve or contemplate a Proposed Agreement, each in accordance with the terms of Section 6(h) of this Agreement; provided, in either case, that the Company has paid the Termination Fee described in Section 9(c).

            Neither the Parent nor the Shareholder Representative may exercise any termination right pursuant to this Section 9(a) unless the Parent or the Shareholder Representative, as the case may be, has delivered a written notice to the other parties hereto specifying in reasonable detail all breaches of covenants, representations and warranties or other matters which the Parent or the Shareholder Representative, as the case may be, is asserting as the basis for the exercise of the termination right, as the case may be. If any such notice is delivered in respect of the exercise of a termination right under Sections 9(a)(ii), (iii) or
            (iv), provided that the Parent or the Shareholder Representative, as the case may be, is proceeding diligently to cure such matter, if such matter is susceptible to being cured, the other parties hereto may not terminate this Agreement as a result thereof until the expiration of a period of fifteen (15) days from such notice.

      (b)   Termination Fee Payable to Parent.

            (i) Notwithstanding any other provisions hereof, if this Agreement is terminated or the transactions contemplated hereunder are not consummated because the Parent has terminated this Agreement pursuant to Section 9(a)(ii) hereof, the Shareholder Representative shall pay to the Parent, within 5 business days of such termination, a fee equal to the amount of (1) the Deposit paid by the Company prior to such termination date, plus (2) United States Three Hundred Thousand Dollars (US $300,000) (this payment in Section 9(b)(i)(2), the "SECTION 9(b)(i)(2) PAYMENT"), as liquidated damages, in immediately available funds to an account designated by the Parent, provided that such fee shall not be payable if the Parent is in breach of any obligation hereunder and such breach renders compliance with the conditions in Section 5(b) for the benefit of the Shareholders of the Company incapable of fulfillment, and provided further that the Section 9(b)(i)(2) Payment shall not be payable to the Parent if the Parent shall have terminated this Agreement pursuant to Section 9(a)(ii) due to a failure on the part of the Company or the Shareholders to satisfy the obligations referred to therein under circumstances where: (1) such failure was a direct result of circumstances that were beyond the control of the Company or the Shareholders, and (2) the Company and the Shareholders each used best efforts to satisfy such obligations.

                  For clarification, if (x) the Shareholders fail to approve this Agreement and the transactions contemplated hereby pursuant to the conditions set forth in Section 5(a)(xxvi) hereof, the Shareholder Representative shall pay the Section 9(b)(i)(2) Payment to the Parent in accordance with the terms of this Section 9(b)(i); and (y) the Company, despite the use of its best efforts to obtain such consents, fails to obtain any third party consents pursuant to Section 5(a)(iii) hereof, the Shareholder Representative shall not be obligated to pay the Section 9(b)(i)(2) Payment to the Parent.

            (ii) Notwithstanding any other provisions hereof, if this Agreement is terminated or the transactions contemplated hereunder are not consummated because the Shareholder Representative shall have terminated this Agreement pursuant to Section 9(a)(v), the Shareholder

                  Representative shall pay to the Parent, concurrently with such termination, a fee equal to the sum of:

                  (A) the amount of the Deposit paid to the Company prior to such termination date; plus

                  (B) the amount of United States Five Hundred Thousand Dollars (US $500,000),

                  as liquidated damages in immediately available funds to an account designated by the Parent.

            (iii) For clarification, any amounts paid by the Parent to the
                  Company pursuant to Section 9(f) of this Agreement become part of the Deposit and shall be repaid as such under this Section 9(b) in the circumstances outlined above.

      (c)   Termination Fee Payable to the Company.

            (i) Notwithstanding any other provisions hereof, if this Agreement is terminated or the transactions contemplated hereunder are not consummated because the Shareholder Representative shall have terminated this Agreement pursuant to Sections 9(a)(iii), the Parent shall:

                  (A) not be entitled to repayment of the Deposit prior to such date which Deposit shall be forfeited as liquidated damages,

                  (B) pay to the Company the amount of United States Three Hundred Thousand Dollars (US $300,000) (this payment in
                        Section 9(c)(i)(B), the "SECTION 9(c)(i)(B) PAYMENT"), as liquidated damages, in immediately available funds to an account designated by the Parent, and

                  (C) pay to Targeted any funds which were to be repaid to Targeted by the Parent on the Closing Date pursuant to
                        Section 6(e) hereof;

                  provided that such liquidated damages set forth in Sections 9(c)(i)(A) and (B) shall not be payable if either the Company or the Shareholders is in breach of any obligation hereunder and such breach renders compliance with the conditions in
                  Section 5(a) for the benefit of the Parent and Merger Sub incapable of fulfillment, and provided further that the
                  Section 9(c)(i)(B) Payment shall not be payable to the Shareholder Representative if the Shareholder Representative shall have terminated this Agreement pursuant to Section 9(a)(iii) due to a failure on the part of the Parent to satisfy the obligations referred to therein under circumstances where: (1) such failure was a direct result of circumstances that were beyond the control of the Parent, and
                  (2) the Parent used best efforts to satisfy such obligations.

                  For clarification, the Parent shall (x) pay the Section 9(c)(i)(B) Payment to the Shareholder Representative if the condition set forth in Section 5(a)(xxix) has not been satisfied or waived, and (y) not pay the Section 9(c)(i)(B) Payment to the Shareholder Representative in accordance with the terms of this Section 9(c)(i) if despite the use of its best efforts to obtain such approvals, the Parent fails to obtain the required regulatory approvals for the transactions contemplated by this Agreement pursuant to the condition set forth in Section 5(a)(xx) hereof.

            (ii) For clarification, any amounts paid by the Parent to the Company pursuant to Section 9(f) of this Agreement become part of the Deposit and, as such, shall not be repaid under this
                  Section 9(c) in the circumstances outlined above.

      (d) Effect of Termination. In the event of termination of this Agreement by the Shareholder Representative, on the one hand, or the Parent, on the other, as provided in Section 9(a), all provisions of this Agreement shall terminate and there shall be no liability on the part of any of the Principal Shareholders or the Parent or their respective shareholders, officers, or directors, except that Section 10(h) and 10(k) hereof shall survive indefinitely, except that the Parties shall remain liable for willful breaches of this Agreement prior to the time of such termination, and except that liability for payments due under Sections 9(b) and (c) shall survive.

      (e) Extension of Closing Date by Parent. If the Closing has not occurred on or before July 27, 2004, the Parent may at its option postpone the Closing Date for up to an additional 45 days by delivering written notice to the Shareholder Representative advising of the reason for the extension.

      (f) Payment of Additional Deposit by Parent. If option to extend the Closing Date is exercised by the Parent,

            (i) if any one of the conditions for the benefit of the Company or the Principal Shareholders set forth in Section 5(b)(i) through (xi) have not been satisfied or waived by the Company or Shareholder Representative on or before the Closing, or

            (ii) in the event that the Parent or Merger Sub shall not have complied with or performed, in all material respects, its respective covenants and obligations under this Agreement to be complied with or performed at or prior to the Closing, then the Parent shall pay to the Company the cash amount of Canadian Two Hundred and Fifty Thousand Dollars (Cdn. $250,000), which amount shall be an increase to the Deposit, such that the aggregate Deposit then paid by Chromos will be Canadian One Million Dollars (Cdn $1,000,000). The additional Deposit shall be used by the Company to fund its operations and may not be applied to repay any Indebtedness owed by the Company to any member of the Targeted Affiliated Group.

      (g) Treatment of Termination Fees. Parties acknowledge that the amount set out in this Section 9(b) and 9(c) represent liquidated damages which are a genuine pre-estimate of the damages, including opportunity costs, which respective Parties will suffer or incur as a result of the event giving rise to such damages and resultant termination of this Agreement (except for the provisions relating to willful breach in Section 9(d)), and are not penalties. Parties irrevocably waive any right they may have to raise as a defence that such liquidated damages are excessive or punitive.

10.   MISCELLANEOUS.

      (a) Press Releases and Public Announcements. Neither the Company, nor the Principal Shareholders shall issue any press release or make any public announcement relating to the subject matter of this Agreement without the prior written approval of the Parent. The Parent, upon prior notice to the Company, may make any public disclosure it believes in good faith is required or permitted by applicable law or any listing or trading agreement concerning its publicly-traded securities.

      (b) No Third-Party Beneficiaries. This Agreement shall not confer any rights or remedies upon any Person other than the Parties and their respective successors and permitted assigns.

      (c) Entire Agreement. This Agreement (including the documents referred to herein) constitutes the entire agreement between the Parties and supersedes any prior understandings, agreements, or representations by or between the Parties, written or oral, to the extent they related in any way to the subject matter hereof.

      (d) Succession and Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns. No Party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of each other Party; provided, however, that the Parent may (i) assign any or all of its rights and interests hereunder to one or more of its affiliates and (ii) designate one or more of its affiliates to perform its obligations hereunder (in any or all of which cases the Parent nonetheless shall remain responsible for the performance of all of its obligations hereunder).

      (e) Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument.

      (f) Headings. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

      (g) Notices. All notices, requests, demands, claims (including, but not limited to, claims for indemnification made by the parties hereto pursuant to Section 8 of this Agreement), and other communications hereunder will be in writing. Any notice, request, demand, claim, or other communication hereunder shall be deemed duly given if (and then two business days after) it is sent by registered or certified mail, return receipt requested, postage prepaid, and addressed to the intended recipient as set forth below:

      If to the Parent (or the Company, following the Closing):

CHROMOS MOLECULAR                         Copy to:
SYSTEMS INC.                              FASKEN MARTINEAU DuMOULIN
                                          LLP
8081 Lougheed Highway                     2100 - 1075 West Georgia Street
Burnaby, BC, Canada                       Vancouver, BC, Canada, V6E 3G2
Attention:  Alistair Duncan               Attention:  Iain Mant
Facsimile:  604.415.7151                  Facsimile:  604.631.3232

      If to the Shareholders (or the Company, prior to the Closing):

TARGETED GENETICS                                Copy to:
CORPORATION, as Shareholder                      DORSEY & WHITNEY LLP
Representative
100 - 1100 Olive Way                             3400 - 1420 Fifth Avenue
Seattle, WA  98101                               Seattle, WA  98101-4010
Attention:  H. Stewart Parker                    Attention:  Chris Barry
Facsimile:  206.223.0288                         Facsimile:  206.903.8820

                                                 Copy to:
                                                 GRAHAM & DUNN PC

                                                 Pier 70
                                                 Suite 300 - 2801 Alaskan Way
                                                 Seattle, Washington  98121-1128
                                                 Attention: Daren Nitz
                                                 Facsimile: 206.340.9599

            Any Party may send any notice, request, demand, claim, or other communication hereunder to the intended recipient at the address set forth above using any other means (including personal delivery, expedited courier, messenger service, telecopy, telex, ordinary mail, or electronic mail), but no such notice, request, demand, claim, or other communication shall be deemed to have been duly given unless and until it actually is received by the intended recipient. Any Party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other Party notice in the manner herein set forth.

      (h) Governing Law. This Agreement shall be governed by and construed exclusively in accordance with the laws of the State of Washington and the laws of the United States applicable therein, without regard to conflict of law provisions thereof.

      (i) Amendments and Waivers. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by each of the Parties. No waiver by any Party of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

      (j) Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

      (k)   Expenses.

            (i) The Parent will bear its own costs and expenses (including but not limited to financial, advisory, accounting, legal, and environmental fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby.

            (ii) Each Shareholder shall bear his own costs and expenses (including but not limited to financial, advisory, accounting, legal, and environmental fees and expenses).

            (iii) The Company shall bear, to a maximum of United States Dollars
                  Twenty Thousand (US$20,000), the costs and expenses (including but not limited to financial, advisory, accounting, legal, and environmental fees and expenses) of the Company, incurred in connection with this Agreement and the transactions contemplated hereby (the "COMPANY'S TRANSACTIONAL EXPENSES"). For clarification, the Company's Transactional Expenses will constitute a liability of the Company in the calculation of the Net Assets of the Company performed for the purposes of determining the Merger Consideration Adjustment, if any.

      (l) Construction. Any reference to any federal, state, local, or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. The word "including" shall mean including without limitation. Items set forth in the Company Disclosure Schedule shall be deemed an exception only to the representations and warranties for which they are identified and any other representations or warranties to which the Company

            Disclosure Schedule with respect to representations and warranties contain in appropriate cross-reference.

      (m) Incorporation of Exhibits and Schedules. The Exhibits and Schedules identified in this Agreement are incorporated herein by reference and made a part hereof.

      (n) Specific Performance. Each of the Parties acknowledges and agrees that the other Party would be damaged irreparably in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached. Accordingly, each of the Parties agrees that the other Party shall be entitled to an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof in any action instituted in any court having, in accordance with the terms of this Agreement, jurisdiction over the Parties and the matter, in addition to any other remedy to which it may be entitled, at law or in equity.

      (o) Submission to Jurisdiction. Each of the Parties submits to the jurisdiction of any court sitting in King County in the State of Washington in any action or proceeding arising out of or relating to this Agreement and agrees that all claims in respect of the action or proceeding may be heard and determined in any such court. Each Party also agrees not to bring any action or proceeding arising out of or relating to this Agreement in any other court. Each of the Parties waives any defence of inconvenient forum to the maintenance of any action or proceeding so brought and waives any bond, surety, or other security that might be required of any other Party with respect thereto. The Shareholders appoint the Shareholder Representative as his, her, or its agent to receive on his, her, or its behalf service of copies of the summons and complaint and any other process that might be served in the action or proceeding. Any Party may make service on any other Party by sending or delivering a copy of the process (i) to the Party to be served at the address and in the manner provided for the giving of notices in Section 10(g) above or (ii) if to the Shareholders, in care of the Shareholder Representative at the address and in the manner provided for the giving of notices in Section 10(g) above. Each Party agrees that a final judgment in any action or proceeding so brought shall be conclusive and may be enforced by suit on the judgment or in any other manner provided by law or in equity.

      (p) Arbitration. In the event of any controversy or claim arising out of or relating to any provision of this Agreement or the breach thereof, the sole recourse shall be to demand arbitration of the matter in accordance with the rules of the American Arbitration Association or its successor; provided, that either party may have recourse to a court of law for purposes of seeking injunctive or other extraordinary relief. The demand for arbitration shall be filed within a reasonable time after the controversy or claim has arisen, and in no event after the date upon which institution of legal proceedings based on such controversy or claim would be barred by the applicable statute of limitations. Selection of the arbitrator and all procedural aspects of the arbitration will be pursuant to the rules of the American Arbitration Association for commercial disputes, with the exception that the parties will in good faith attempt to agree upon the arbitrator from the list of arbitrators then available. The arbitration shall occur in Seattle, Washington, as soon as reasonably possible. It is the intent of the parties that discovery be expeditious and not overly burdensome and shall be generally done under the Federal Rules of Civil Procedure as limited by the arbitrator in time, volume and scope. The arbitrator will have the power to interpret, but not add to, modify, or not apply, any portion of this Agreement. The decision of the arbitrator shall be rendered within fifteen (15) days of the close of the hearing and shall be conclusive and binding on the parties in the arbitration. The decision of the arbitrator may be entered and shall be enforceable in a court of competent jurisdiction. The parties irrevocably consent to the jurisdiction of the State of Washington for purposes of this Section. The substantially prevailing party shall be reimbursed all reasonable costs and expenses, including all reasonable attorneys' fees, incurred in connection with the application of this Section.

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                                     - 75 -

         IN WITNESS WHEREOF, the Parties hereto have executed this Agreement on the date first above written.

                                     CHROMOS MOLECULAR SYSTEMS INC.

                                     By:     /s/ Alistair Duncan
                                             -----------------------------------

                                     Name:   Alistair Duncan

                                     Title:  President & Chief Executive Officer

                                     CHROMOS, INC.

                                     By:     /s/ Alistair Duncan
                                             -----------------------------------

                                     Name:   Alistair Duncan

                                     Title:  President & Chief Executive Officer

                                     CELLEXSYS, INC.

                                     By:     /s/ H. Stewart Parker
                                             -----------------------------------

                                     Name:   H. Stewart Parker

                                     Title:  Chairman

                                     TARGETED GENETICS CORPORATION

                                     By:     /s/ H. Stewart Parker
                                             -----------------------------------

                                     Name:   H. Stewart Parker

                                     Title:  President & Chief Executive Officer


      /s/ Philip B. Maples                   /s/ David M. Schubert
      ------------------------------         -----------------------------------
      Witness                                DAVID SCHUBERT

                                   SCHEDULE A

                           COMPANY DISCLOSURE SCHEDULE

                                 (SEE ATTACHED)

                                   SCHEDULE B

                                REQUIRED CONSENTS

                                    EXHIBIT A

                          FORM OF CONVERTIBLE DEBENTURE

                                 (SEE ATTACHED)

                                    EXHIBIT B

                               ARTICLES OF MERGER

                                 (SEE ATTACHED)

                                    EXHIBIT C

                       FORM OF MILESTONE PAYMENT AGREEMENT

                                 (SEE ATTACHED)

                                    EXHIBIT D

                      FORM OF TRANSITION SERVICES AGREEMENT

                                 (SEE ATTACHED)

                                    EXHIBIT E

                     FORM OF OPINION OF DORSEY & WHITNEY LLP

                                 (SEE ATTACHED)

                                    EXHIBIT F

                       FORM OF OPINION OF GRAHAM & DUNN PC

                                 (SEE ATTACHED)

                                    EXHIBIT G

                           FORM OF SECURITY AGREEMENT

                                 (SEE ATTACHED)

                                    EXHIBIT H

                  FORM OF REPRESENTATION AND SUPPORT AGREEMENT

                                 (SEE ATTACHED)

                                    EXHIBIT I

                  FORM OF OPTIONHOLDER REPRESENTATION AGREEMENT

                                 (SEE ATTACHED)

                                    EXHIBIT J

                FORM OF OPINION OF FASKEN MARTINEAU DUMOULIN LLP

                                 (SEE ATTACHED)

                                    EXHIBIT K

                  FORM OF OPINION OF DAVIS WRIGHT TREMAINE LLP

                                 (SEE ATTACHED)